UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 Amendment No. 2


                                 STRAINWISE, INC
                             ---------------------
             (Exact name of registrant as specified in its charter)

                                      Utah
                   ------------------------------------ -----
         (State or other jurisdiction of incorporation or organization)

                                      1389
                     --------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   20-8980078
                     --------------------------------------
                     (I.R.S. Employer Identification Number)

                        1350 Independence St., Suite 300
                               Lakewood, CO 80215
                                 (303) 736-2442
                      -----------------------------------
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 Shawn Phillips
                        1350 Independence St., Suite 300
                               Lakewood, CO 80215
                                 (303) 736-2442
                        -------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              William T. Hart, Esq.
                                Hart & Hart, LLC
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061

As soon as practicable after the effective date of this Registration Statement (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


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

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]                      Accelerated filer [ ]
Non-accelerated filer   [ ]                      Smaller reporting company [X]
(Do not check if a smaller reporting company)



                         CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                             Maximum       Maximum
Securities              Amount       Offering      Aggregate       Amount of
   to be                to be        Price Per      Offering      Registration
Registered            Registered     Share (1)       Price            Fee
----------            ----------     ----------   ----------      -------------

Common stock (2)

Total                  4,130,050        $2.50      $10,325,125       $1,330
------------------------------------------------------------------------------

(1)  Offering price computed in accordance with Rule 457 (c).
(2)  Shares of common stock offered by selling shareholders.

     Pursuant  to  Rule  416,   this   Registration   Statement   includes  such
indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                STRAINWISE, INC.
                                  Common Stock


      By means of this prospectus a number of our shareholders are offering to sell up to 2,517,700 shares of our common stock, as well as up to 1,612,350 shares of our common stock issuable upon the exercise of outstanding warrants.


      Our common stock is traded on the OTC Bulletin Board under the symbol "FHGR". On December 8, 2014, the closing price of our common stock was $0.26.


      The shares owned by selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

      We will not receive any proceeds from the sale of the common stock by the selling stockholders.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "risk factors" beginning on page 5 of this prospectus.











                The date of this prospectus is ___________, 2014.

                               PROSPECTUS SUMMARY

      We provide the following services to the eight retail marijuana outlets and six marijuana cultivation and growing facility owned by our Chief Executive
Officer:

          o    Branding, marketing, administrative and consulting;

          o    Accounting and financial;

          o    Compliance.

      In addition to the foregoing, we plan to:

          o provide nutrients and other cultivation supplies to licensed marijuana growers;

          o provide loans to individuals and business involved in the marijuana industry; and

          o    lease equipment and facilities to licensed marijuana growers.

      We plan to make these services available to retail stores and cultivation and growing facilities in the regulated marijuana industry throughout the United States.

      We do not grow marijuana plants, produce marijuana infused products, sell marijuana plants and/or sell marijuana infused products of any nature.

The Offering

      By means of this prospectus a number of our shareholders are offering to sell up to 2,517,700 shares of our common stock, as well as up to 1,612,350 shares of our common stock issuable upon the exercise of outstanding warrants.

      See the section of this prospectus entitled "Selling Shareholders" for more information.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since we were incorporated, the possible need for us to sell shares of our common stock to raise capital and our auditors, in their report on our financial statements for the year ended January 31, 2014 and the period ended January 31, 2013 expressed substantial doubt as to our ability to continue in business. See the "Risk Factors" section of this prospectus below for additional Risk Factors.

      As of the date of this prospectus, we had 26,948,884 outstanding shares of common stock.

Summary Financial Information

                              January 31, 2014        July 31, 2014
                              ----------------        -------------
                                    $                       $

Current Assets                     10,100             1,206,276

Working capital (Deficit)         (40,103)              984,584
Total Assets                       31,549             2,639,667

Current Liabilities                50,203               221,692
Total Liabilities                  53,476               667,008

Stockholders' Equity (Deficit)    (21,927)            1,972,659



                                 Year Ended          Six Months Ended
                               January 31, 2014        July 31, 2014
                               ----------------      ----------------
                                   $                          $

Revenue                           104,738                1,402,741
Operating Costs
and Expenses                     (174,597)               1,382,427
Other Costs
and Expenses                           --                 (165,614)
                                 --------                ----------
Net (Loss)                        (70,219)                (145,614)
                                 =========               ==========

Forward-Looking Statements

      This prospectus contains or incorporates by reference forward-looking statements, concerning our financial condition, results of operations and business. These statements include, among others:

     o statements concerning the benefits that we expect will result from the business activities that we contemplate; and

     o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

      You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar expressions used in this prospectus.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.

      To the extent, the information contained in this prospectus, changes in any material respect, we will amend this prospectus.

                                  RISK FACTORS

     This section discloses all material risks known to us. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this registration statement, the following factors should be considered carefully in evaluating an investment in our securities. If any of the risks discussed below materialize, our current and intended business could fail and our common stock could decline in value or become worthless.

Risks about our business

      We have a limited operating history and may never be profitable. Since we recently commenced operations under our new business plan, it is difficult for potential investors to evaluate our business. We will need to raise additional capital in order to fund our operations. There can be no assurance that we will be profitable or that our shares will have any value.

      There is substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We incurred a loss since inception and through July 31, 2014 of $(215,833), and further losses are anticipated in the development of our business.

      Our ability to continue as a going concern is dependent upon our becoming profitable in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no guarantee that we will be successful in achieving these objectives.

      All of our current agreements to provide our services are with affiliated entities, and were not negotiated at arm's length. Since all of our agreements to provide services are with affiliated entities and were not negotiated at arm's length, there is no assurance that others engaged in the marijuana industry will view the terms and conditions of these agreements and services as reasonable or fair, which could substantially inhibit our ability to fulfill our business model and grow. Further, disagreements that may arise among our affiliated entities could result in the termination of our current agreements, which could cause our business to fail.

      We are dependent on entities controlled by affiliates for all of our revenue. As of the date of this prospectus, all of our revenue was derived from companies controlled by Shawn Phillips and Erin Phillips, two of our officers and directors. Our business would suffer, and may fail, if Mr. and Mrs. Phillips were unable to meet their financial commitments to us.

      Our failure to obtain capital may significantly restrict our proposed operations. We need capital to operate and fund our business plan. We do not know what the terms of any future capital raising may be; however, any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of our shares of common stock in any pubic market that may exist for such shares. The failure of us to obtain such capital as required may result in the slower implementation of our business plan or our inability to continue our business.

     Our business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt the lawful public use of marijuana, which would negatively impact our proposed business.

      As of October 28, 2014, 20 states and the District of Columbia allow their citizens to use Medical Marijuana. Additionally, voters in the states of Colorado and Washington approved ballot measures last November to legalize cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of such federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government's enforcement of current federal laws or the enactment of new or more restrictive laws could cause significant financial damage to us and our shareholders.

      Further, and while we do not intend to harvest, distribute or sell cannabis, by leasing facilities to growers of marijuana, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and may expose us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

      The marijuana industry faces strong opposition. It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current "marijuana pill" sold by mainstream pharmaceutical companies. Further, the Medical Marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry's products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the Medical Marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

      Marijuana remains illegal under Federal law. Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan and could cause us to cease our business.

     Laws and regulations affecting the marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly


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

applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

    Potential competitors could duplicate our business model. There are limited aspects of our business which are protected by patents, copyrights, trademarks or trade names. As a result, potential competitors could duplicate our business model with little effort.

      We are dependent on our management and the loss of any of our officers could harm our business. Our future success depends largely upon the experience, skill, and contacts of our officers. The loss of the services of these officers may have a material adverse effect upon our business.

Risks about our Common Stock

      Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trading of our common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and "accredited investors." For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

      There is no established public market for our common stock, and any market that may develop could be volatile. There is currently no established public market for our common stock, and no assurance can be given that any established public market for our shares will commence, or if one does commence, that it will continue, in any respect. Interest in our common stock may not lead to a liquid trading market, and the market price of our common stock may be volatile. The following may result in short-term or long-term negative pressure on the trading price of our shares, among other factors:

     o Price and volume fluctuations in the stock market at large, which do not relate to our operating performance; and

     o Comments by securities analysts or government officials, including those with regard to the viability or profitability of the life settlement industry generally or with regard to our ability to meet market expectations.

     The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies.

      We are an "emerging growth company," subject to less stringent reporting and regulatory requirements of other publicly-held companies, and this status may have an adverse effect on our ability to attract interest in our common stock. We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or "JOBS Act." As long as we remain an "emerging growth company," we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not an "emerging growth company." We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

      Our management, who are husband and wife, own approximately 94.7% of our outstanding common stock and could elect all of our directors who in turn elect all of our officers. This percentage of stock ownership is significant in that it could carry any vote on any matter requiring stockholder approval, including the subsequent election of directors, who in turn elect all officers. As a result, these persons effectively control the Company, regardless of the vote of other stockholders. As a result, other stockholders may not have an effective voice in our affairs. See the section of this prospectus captioned "Principal Shareholders". This percentage does not include shares underlying outstanding options or warrants that can be exercised within 60 days.

     Future sales of our common stock could adversely affect our stock price and our ability to raise capital in the future, resulting in our inability to raise required funding for our operations. Future sales of substantial amounts of our common stock could harm any market that develops in our common stock. This also could harm our ability to raise capital in the future. Of the 1,307,000 shares of our common stock that are freely tradable, approximately 284,000 of such shares are subject to Lock-Up/Leak-Out Agreements, and no public resale of any of these securities can be made until November 19, 2014 report (the "Lock-Up Period"); thereafter, each of holder of these shares of common stock can publicly sell 1/6th of his, her or its respective holdings during each of the next six consecutive months, in "broker's transactions" and in compliance with the "manner of sale" requirements of Securities and Exchange Commission Rule 144, all on a non-cumulative basis, meaning that if no common stock was sold during any such monthly period while common stock was qualified to be sold, such shares of common stock cannot be sold in the next successive monthly period (the "Leak-Out Period"). Notwithstanding the foregoing, the Company can waive these requirements, pro rata, if it determines in good faith that these agreements may have an adverse effect on any public market for our common stock that exists at the time of any such determination. Any sales of substantial amounts of our common stock in the public market, or the perception that those sales might occur, could harm the market price, if any, of our common stock. See the section


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

of this prospectus captioned "Market Price of Common Stock" and "Principal Shareholders". Further, certain stockholders have registration rights under which we will be required to register their shares for resale with the Securities and Exchange Commission; these shares or any registered securities we may register can also have an adverse effect on any market for our common stock.

      We will not solicit the approval of our stockholders for the issuance of authorized but unissued shares of our common stock unless this approval is deemed advisable by our Board of Directors or is required by applicable law, regulation or any applicable stock exchange listing requirements. The issuance of any additional shares of our common stock could dilute the value of our outstanding shares of common stock.

                           MARKET FOR OUR COMMON STOCK

      Our common stock is quoted on the OTC Bulletin Board under the trading symbol "FHGR". There has been very limited trading of our common stock since trading began on August 29, 2014.

      With the exception of the 25,641,884 shares issued in connection with the acquisition of Strainwise Colorado, all outstanding shares of our common stock have satisfied the resale requirements of Securities and Exchange Commission Rule 144.

      The resale of the shares that we are registering for resale could have a substantial adverse effect on any market for our common stock. See the "Selling Shareholders" section of this prospectus for more information.

      Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid. We currently intends to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of our directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

   Our Articles of Incorporation authorize the Board of Directors to issue up to 5,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow directors to issue preferred stock with multiple votes per share and dividend rights, which would have priority over any dividends paid with respect to the holders of common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

      As of October 28, 2014, and giving effect to the acquisition of Strainwise Colorado, we had approximately 138 shareholders of record and 26,948,884 outstanding shares of common stock.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

      The following discussion should be read in conjunction with the financial statements of Strainwise included as part of this registration statement.

      On August 19, 2014 the Company acquired approximately 90% of the outstanding shares of Strainwise, Inc., a Colorado corporation, in exchange for 23,124,184 shares of the Company's common stock. On September 12, 20014 the Company acquired the remaining outstanding shares of Strainwise Colorado in exchange for 2,517,700 shares of the Company's common stock.

      Although, from a legal standpoint, the Company acquired Strainwise on August 19, 2014, for financial reporting purposes the acquisition of Strainwise constituted a recapitalization, and the acquisition will be accounted for similar to a reverse merger, whereby Strainwise was deemed to have acquired the Company.

      Strainwise was incorporated in Colorado as a limited liability company on June 8, 2012, and converted to a Colorado corporation on January 16, 2014.

      However, Strainwise did not begin operations until January 1, 2014, when it began providing branding and fulfillment services to six grow facilities and eight retail stores (seven of which sell recreational and medical marijuana to the public and one of which only sells medical marijuana to the public) (collectively the "Affiliated Entities") owned by Shawn Phillips, an officer and director of the Company. As a result, comparison of Strainwise's operating results for the year ended January 31, 2014, and the six months ended July 31, 2014, would not be meaningful.


      As more fully described in the "Business" section of this prospectus, since January 1, 2014, Strainwise has been providing branding and fulfillments services to the marijuana retail stores and grow facilities owned by Mr. Phillips, and has been subleasing space to the grow facilities for their operations. As of November 30, 2014 Strainwise was not providing services to any other entities.


      The following shows the amounts we received for the branding and fulfillment services provided pursuant to our Master Service Agreements and subleasing grow facilities for the periods shown, as well as the amounts we expect to receive during the twelve months ending October 31, 2015 from these sources:

                                 Amounts received             Projected revenue
                         ---------------------------------   ------------------
                           Year Ended     Six months ended  Twelve months ending
                         January 31, 2014  July 31, 2014     October 31, 2015
                         ----------------  ---------------  -------------------

Branding and fulfillment      $70,000        $ 480,000           $1,932,000
Nutrient Sales                 34,378          361,947            2,736,000
Subleasing                         --          560,794            5,960,000
                             --------       ----------          -----------
Total                        $104,378       $1,402,741          $10,628,000
                             ========       ==========          ===========

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

      Strainwise's operating expenses, as a % of revenue, for the year ended January 31, 2014, were 89%. Strainwise's operating expenses, as a percentage of revenue, for the six months ended July 31, 2014 were 93% and 99% respectively. The increase in operating expenses vs. revenue during the three and six months ended July 31, 2014 was the result of increased compensation expenses, increased occupancy costs for new grow facilities, and interest expense.

      The Company's estimated capital requirements for the twelve months ending July 31, 2015 are as follows: (i) approximately $750,000 for lease payments and operational costs to develop a 65,000 square foot grow facility located in the metro Denver area, (ii) approximately $300,000 to $500,000 for additional equipment such as grow lights, electrical upgrades, generators and air conditioning and (iii) approximately $2,181,500 for payments on our four operating leases.

      When the grow facility is completed, the Company will lease the facility to affiliated dispensaries.

      As of September 30, 2014, 2014, the Company's operating expenses, excluding payments required for its operating leases, were approximately $153,000 per month.


      Between March 15, 2014 and August 19, 2014, Strainwise Colorado sold 2,224,700 units, at a price of $1.00 per unit, to a group of private investors. Each unit consisted of one share of Strainwise's common stock and one warrant. Every two warrants entitle the holder to purchase one share of Strainwise's common stock at a price of $5.00 per share at any time prior to January 31, 2019. When the Company acquired the remaining shares of Strainwise pursuant to the short form merger, the Company exchanged its warrants for the outstanding Strainwise warrants. The warrants issued by the Company have the same terms as the Strainwise warrants.

     On March 20, 2014 the Company borrowed $850,000 from Randall Taylor, an unrelated third party. The loan bears interest at 25% per year, payable monthly, and was scheduled to mature on September 21, 2014. On July 16, 2014, the terms of the loan were amended such that $200,000 of the loan was converted into 293,000 shares of the Company's common stock and the Company paid the remaining balance of the loan ($325,000), plus accrued interest and a prepayment penalty of $11,250, on July 27, 2014. The $850,000 loan was used (i) to secure approximately $217,800 of deposits for the future rental and/or purchase of grow facilities to lease to growers in the industry, (ii) to acquire approximately $175,000 of cultivation equipment (iii) to make approximately $63,500 of tenant improvements to grow facilities under lease, (iv) to pay approximately $373,000 of principal and interest to the note holder, and (v) to pay other miscellaneous expenses.

     On July 26, 2014 the Company purchased a 5,000 square foot commercial building for $660,000. The building, which is located at 5110 Race Street in Denver, Colorado, houses a retail marijuana dispensary and a small grow facility which are owned by Shawn Phillips. The retail dispensary (known as "the Sanctuary") and grow facility are leased to one of the Affiliated Entities. The purchase price was paid with cash of $60,000 and a loan of $600,000, which is payable in varying amounts from $11,000 to $36,000 per month, with a final payment of $126,000 due on August 1, 2017.

Contractual Obligations

      The future minimum payments under the terms of the Company's material contractual obligations are shown below.

                                        Year Ending January 31,
                       --------------------------------------------------------
 Description             2015         2016         2017       2018         2019       Thereafter
 -----------             ----         ----         ----       ----         ----       ----------

 Corporate office
      lease          $   59,900   $   67,400   $   52,700  $      --   $       --     $        --


 Operating Leases     2,482,400    7,656,012    7,775,609   8,174,906   7,472,803      14,033,994

 Mortgage               221,000      232,000      232,000     126,000          --              --
                    -----------   ----------   ----------  ----------  ----------      ----------
        Total:      $ 2,763,300   $7,955,412   $8,060,309  $8,300,906  $7,472,803     $14,033,994
                    ===========   ==========   ==========  ==========  ==========     ===========


      The Company plans to fund its operations and contractual requirements through fees received for branding and fulfillment services, sales of nutrients, subleasing grow facilities and the public or private sale of its securities.

      The Company will need to raise enough capital to fund its operations until it is able to earn a profit. The Company does not know what the terms of any future capital raising may be but any future sales of the Company's equity securities will dilute the ownership of existing stockholders and could be at prices below the market price of the Company's common stock. The inability of the Company to obtain the capital which it requires may result in the failure of the Company. The Company does not have any commitments from any person to provide the Company with capital.

Trends

      The factors that will most significantly affect the Company's future operating results, liquidity and capital resources will be:

     o    Government regulation of the marijuana industry;
     o    Revision of Federal banking  regulations  for the marijuana  industry;
          and
     o Legalization of recreational marijuana in states other than Colorado and Washington.

      Other than the foregoing, the Company does not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on:

     o    revenues or expenses;
     o    any material increase or decrease in liquidity; or
     o    expected sources and uses of cash.

Critical Accounting Policies and New Accounting Pronouncements

      See Notes 1 and 8 to the financial statements included as part of this registration statement, for a description of the Company's critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

                                    BUSINESS

      On August 19, 2014, pursuant to an Agreement to Exchange Securities (the "Agreement"), we acquired approximately 90% of the outstanding common stock of Strainwise, Inc., a Colorado corporation ("Strainwise Colorado"), in exchange for 23,124,184 shares of our common stock.

      In connection with the acquisition:

     o we caused 1,038,000 shares of our outstanding common stock to be cancelled;

     o Shawn Phillips was appointed a director and the Chief Executive Officer of the Company;

     o Erin Phillips was appointed a director and the President, and Principal Financial and Accounting Officer of the Company;

     o David Modica was appointed a director and Manager of Quality Control and a director of the Company;

     o Shane Thueson, Nicholl Doolin and John Winchester, resigned as officers and directors of the Company; and

     o the Company sold its motion picture film business and related assets to Shane Thueson.

      On September 5, 2014 we changed our name to Strainwise, Inc.

      On September 12, 2014 we acquired the remaining outstanding shares of Strainwise Colorado in exchange for the issuance of 2,517,000 shares of our common stock. In connection with this transaction:

     o we issued 1,112,350 Series A warrants to former Strainwise Colorado shareholders in exchange for a like number of warrants held by the former Strainwise Colorado shareholders. The Series A warrants we issued have the same terms as the warrants exchanged by the former Strainwise Colorado shareholders (exercise price: $5.00 per share/expiration date: January 31, 2019).

     o we issued 500,000 warrants to one non-affiliated person in exchange for a like number of warrants held by the former Strainwise Colorado warrant holder. The warrants we issued have the same terms as the warrants exchanged by the former Strainwise Colorado warrant holder (exercise price: $0.10 per share/expiration date: January 31, 2019).

      Unless otherwise indicated, all references to us include the operations of Strainwise Colorado.

      As a result of the acquisition of Strainwise Colorado, we now provide services to the regulated marijuana industry.

      Presently, cannabis production and sales are largely the domain of "mom-and-pop" operations that are not as large as they could be since marijuana remains illegal under federal law and banks and credit card companies are prohibited from processing marijuana business transactions according to applicable federal rules and regulations. However, working within state guidelines, entrepreneurs are moving forward with ambitious cannabis business strategies. Management believes the current group of retail and cannabis production companies see potential for increased sales and profits, especially if they can transition these mom-and-pop operations to mid-sized businesses, and subsequently transition the mid-sized businesses to larger, national brands.

      Shawn Phillips, the founder of Strainwise, owns seven recreational marijuana retail stores, one medical marijuana store, and six sophisticated and efficient product cultivation ("grow") facilities, which collectively contain approximately 80,000 square feet of growing space (the "Affiliated Entities"). The eight retail stores have been in operation as medical marijuana, and subsequently, retail marijuana outlets, for between one and three years.

      As a result of the ownership and operation of their own retail marijuana stores and growing facilities, Shawn Phillips, and his wife Erin, are aware that the operators of many of the potential client stores need the services we plan to provide. Such services are presently beyond the reach (both financially and operationally) for a large majority of retail owners. The mom-and-pop owners do not have sufficient economies of scale, nor the level of management sophistication and background to enable them to fully leverage their business opportunity within the marijuana industry.

Master Service Agreements

      Our branding and fulfillment services are provided under Master Service Agreements and are described below:

     o Branding, Marketing and Administrative Consulting Services: Customers may contract with us to use the Strainwise name, logo and affinity images in their retail store locations. A monthly fee permits our branding customer to use the Strainwise brand at one specific location. In addition, we will assist operators in marketing and managing their businesses, setting up new retail locations and general business planning and execution at an hourly rate. This includes services to establish an efficient, predictable production process, as well as, nutrient recipes for consistent and appealing marijuana strains.

     o Accounting and Financial Services: For a monthly fee, we provide our customers with a fully implemented general ledger system, with an industry centric chart of accounts, which enables management to readily monitor and manage all facets of a marijuana medical dispensary, retail store and grow facility. We provide bookkeeping, accounts payable processing, cash management, general ledger processing, financial statement preparation, state and municipal sales tax filings, and state and federal income tax compilation and filings on behalf of the Company and the Captive Stores on an ongoing basis.

     o Compliance Services: The rules, regulations and state laws governing the production, distribution and retail sale of marijuana can be complex, many times obtuse, and may prove cumbersome with which to comply. Thus, customers may contract with us to implement a compliance process, based upon the number and type of licenses and permits for their specific business. We provide this service on both an hourly rate and stipulated monthly fee.

     o Nutrient Supplier: We presently are one of the larger, single purchasers of nutrients and other cultivation supplies for the sole purpose of growing marijuana. As a result, we are able to make bulk purchases with price breaks, based upon volume.


     o Lending: We plan to provide loans to individuals and businesses in the cannabis industry. However, Colorado State law does not allow entities operating under a cannabis license to pledge the assets or the license of the cannabis operation for any type of general borrowing activity. Thus, our lending will be on an unsecured basis, with reliance on a personal guarantee of the borrower. The loans will enable borrowers to (if desired) purchase buildings for their operations, acquire fixtures and equipment, and/or fund their working capital needs. We plan to obtain the capital needed to fund the loans through fees received for branding and fulfillment services, sales of nutrients, subleasing grow facilities and the public or private sale of our securities.

     o Lease of Grow Facilities and Equipment: We sublease facilities and grow equipment at our cost, plus a premium of forty percent to persons in the marijuana industry. We may also enter into sale/lease backs of grow lights, tenant improvements and other grow equipment.


      We presently provide these branding and fulfillment services to the eight retail marijuana outlets and six grow facilities owned by Shawn Phillips.

      The following shows the monthly fees we receive, and expect in the future to receive, for providing branding and fulfillment services to the retail outlets and grow facilities:

                                  Branding, marketing      Accounting/
      Retail Outlets              and administrative       compliance

      The Sanctuary                  $   4,500             $  5,500

      The Annie                      $   4,500             $  2,500

      The Ridge                      $   4,500             $  5,500

      The Spring                     $   4,500             $  2,500

      The Retreat                    $   4,500             $  5,500

      The Shelter                    $   4,500             $  5,500

                                  Branding, marketing      Accounting/
      Retail Outlets              and administrative       compliance

      The Grove                      $   4,500             $  5,500

      The Haven                      $   4,500             $  5,500

      Grow Facilities

      Custer                          $  4,500             $  5,500

      51st Avenue                     $ 15,000             $  5,500

      Nome                            $ 10,000             $  5,500

      32nd Avenue                     $ 20,000             $  5,500

      Bryant Street                  $   2,000             $  5,500

     As of the date of this prospectus we had not provided any branding and fulfillment services on an hourly basis. We do not know what our hourly charge will be for any services we may provide by the hour.


     Our Master Service agreements expire on December 31, 2023.

     Although we plan to make our services available to independent retail stores and grow facilities in the regulated marijuana industry throughout the United States, as of the date of this prospectus we were not providing our branding and fulfillment services to any other persons or entities and we had not made any loans to any person.

     We do not grow marijuana plants, produce marijuana infused products, sell marijuana plants and/or sell marijuana infused products of any nature.

Operating Leases/Subleasing

     On March 7, 2014, we leased a grow facility containing approximately 26,700 square feet ("Custer Lease") for a term of five years commencing on April 1, 2014. Under the terms of the lease, we paid a security deposit of $29,200. We will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 460 grow lights.

     On April 1, 2014, we leased a grow facility containing approximately 65,000 square feet ("51st Ave Lease") for a term of five years and nine months, commencing on August 17, 2014. Under the terms of the lease, we are obligated to pay a security deposit of $150,000, one-third of which was paid upon the execution of the lease, the second third of which is due and payable after the first harvest or by October 1, 2014, and the final third of which is due and payable after the second harvest or by December 1, 2014. The entity which is leasing this facility us will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under 1,680 grow lights.

      On April 22, 2014, we leased a grow facility containing approximately 38,000 square feet ("Nome Lease") for a term of seven years, commencing on April 22, 2014. Under the terms of the lease, we paid a security deposit of $133,679. Although we will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under 800 grow lights, the entity which is leasing this facility to us agreed to provide financing for up to $750,000 of tenant improvements at an interest rate of 25%, payable monthly over 60 months. As of October 1, 2014, the $750,000 of tenant improvements had been completed at the facility and we began paying monthly installments of $22,013 at that time.

      On June 10, 2014, we leased a grow facility containing approximately 113,000 square feet ("32nd Ave Lease") for a term of five years and nine months, commencing on July 1, 2014. Under the terms of the lease, we paid a security deposit of $250,000, $150,000 of which was paid upon the execution of the lease, and $100,000 of which will be paid when a certificate of occupancy is issued (expected in early 2015). The person which is leasing this facility us will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under 1,936 grow lights.

      On September 11, 2014, we leased a grow facility containing approximately 20,000 square feet ("Bryant Street Lease") for a term of ten years. We will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under 370 grow lights.


      With the exception of the Bryant Street property, there are no options to purchase the properties underlying these leases. During the term of the Bryant Street, lease we have the option to purchase the property subject to the lease for $2,400,000.


      The future minimum payments under the terms of the Operating Leases are shown below.

                              Lease Payments Due During
                                Year Ending January 31,
                ---------------------------------------------------------
Lease               2015       2016        2017          2018        2019      Thereafter
                    ----       ----        ----          ----        ----      ----------

  Custer        $  221,200  $  276,700   $ 309,900    $  319,200  $  214,700  $   60,100
  51st Ave.      1,058,700   2,616,600   2,662,000     2,772,900   2,893,900   3,206,500

  Nome             524,500   1,077,712   1,096,809     1,115,906     135,003   4,890,594
  32nd Ave.        557,500   3,390,000   3,408,900     3,634,900   3,851,400   3,625,400
 Bryant Street     120,500     295,000     298,000       332,000     377,800   2,251,400
                ----------  ----------  ----------    ----------  ----------  ----------
       Total    $2,482,400  $7,656,012  $7,775,609    $8,174,906  $7,472,803  $14,033,994
                ==========  ==========  ==========    ==========  ==========  ===========


      None of the persons leasing these facilities to us are affiliated with us in any way.


      We sublease the grow facilities described above to the Affiliated Entities for their grow operations. Our subleases with the Affiliated Entities expire on the same date as our leases with the owners of these properties. We charge the Affiliated Entities 140% of the amount we pay the lessors of these properties. We believe the terms of our subleases are comparable to those which we could have obtained from unrelated third parties.

      The persons leasing the facilities described above to us, and the entities to which we are subleasing the facilities, are:

      Facility                      Lessor                  Subleassee (1)
      --------                      ------                  --------------

      Custer                        Custer Place, LLC       5110 Race, LLC

      51st Ave.                     Headgate II, LLC        Denver Corridor, LLC

      Nome                          BCP - Nome I, LLC       Denver Corridor, LLC

      32nd Ave.                     Headgate III, LLC       Denver Corridor, LLC

      Bryant Street                 Kalyx Colorado          5110 Race, LLC
                                    695 Bryant, LLC

(1) The subleasees are controlled by Shawn Phillips, one of our officers and directors.


Acquisition of Race Street Property


     On July 26, 2014 we purchased a 5,000 square foot commercial building for $660,000. The building, which is located at 5110 Race Street in Denver, Colorado, houses a retail marijuana dispensary and a small grow facility which are owned by Shawn Phillips. The retail dispensary (known as "the Sanctuary") and grow facility are leased to one of the Affiliated Entities at a rate of approximately $8,400 per month, plus certain operating costs. The purchase price was paid with cash of $60,000 and a loan of $600,000, which is payable in varying amounts from $11,000 to $36,000 per month, with a final payment of $126,000 due on August 1, 2017. The loan is secured by the building we purchased.


Market Conditions

      In January 2014, the market was expanded in Colorado to allow adult use, including adult visitors from other states, of marijuana for recreational purposes. Voters in Washington State recently approved a ballot measure to legalize cannabis for adult use. Many predict that other states will follow Colorado and Washington in enacting legislation or approving ballot measures that expand the permitted use of cannabis.


      While projections vary widely, many believe that, as a result of the legalization of recreational marijuana in 2014, the Colorado medical and recreational market combined will reach $619,000,000 in 2014.


      According to an April 11, 2014 article in the Huffington Post, one study of the marijuana industry predicts that by 2018 retail marijuana sales could be $7.4 to $8.2 billion.

Government Regulation

      Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.

      A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as "the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence." If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

      As of August 31, 2014, 20 states and the District of Columbia allow their citizens to use Medical Marijuana. Additionally, voters in the states of Colorado and Washington approved ballot measures last November to legalize cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of such federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government's enforcement of such current federal laws could cause significant financial damage to the Company and its shareholders. While the Company does not intend to harvest, distribute or sell cannabis, the Company may be irreparably harmed by a change in enforcement by the federal or state governments or the enactment of new and more restrictive laws.

General

      Our offices are located at 1350 Independence Street, Suite 300, Lakewood, CO 80215. We lease our offices from an entity controlled by Erin Phillips, our President and one of our directors. The lease is for a 31 month period, commencing in January 2014 for 6,176 square feet at an annual rate of $64,848 for the first 12 months, $67,936 for the subsequent 12 months and $41,431 for the subsequent seven months, payable monthly, through October 31, 2016. Our lease is on the same terms and conditions as is the lease between the entity controlled by Ms. Phillips and the owner of the property, who is not affiliated with us. Consequently, we believe that the terms of our lease are comparable to terms we would receive directly from unrelated third parties.


      As of November 30, 2014, we had 10 full time employees and one part time employee.

                                   MANAGEMENT

       Name            Age    Position
       -----           ---    ---------

      Shawn Phillips    42    Chief Executive Officer and a Director
      Erin Phillips     37    President, Chief Financial and Accounting Officer
                                and a Director
      David Modica      37    Manager of Quality Control and a Director

      The following is a brief summary of the background of each officer and director including their principal occupation during the five preceding years. All directors will serve until their successors are elected and qualified or until they are removed.

      Shawn Phillips is one of the early pioneers in the marijuana industry in Colorado and is one of the founders of Strainwise. Currently, Shawn owns and holds all of the licenses issued by the State of Colorado for the eight marijuana stores (the "Captive Stores"). In concert with his spouse, Erin Phillips, he has been instrumental in the management of the operations of these stores since the date they were either purchased as an existing retail store or initially opened for medical marijuana sales beginning in 2010. In addition, Shawn oversees the growing facilities which supply the various strains of product to the Captive Stores and other retail operations in Colorado. Prior to 2010 Mr. Phillips was the owner/operator of RLO Realty, a residential and commercial real estate firm (2008-2010), an account executive with Stewart Title Company (2007-2008) and the owner/operator of Legacy Funding, a residential mortgage company (2001-2007). Mr. Phillips holds a B.S in Accounting from Colorado State University, and using his accounting education and experience, his established reliable point-of-sale accounting procedures and financial controls for these stores and the multiple production facilities. Mr. Phillips filed a personal bankruptcy petition in September 2009 and received a discharge in January 2010.

      Erin Phillips has over 17 years of operational and management experience. Erin is one of the early pioneers in the marijuana industry in Colorado and is one of the founders of Strainwise. In concert with her spouse, Shawn Phillips, she has been instrumental in the management of the operations of the eight Captive Stores since the date they were either purchased as an existing retail store, or initially opened for medical marijuana sales beginning in 2010. Erin is responsible for managing the marketing, advertising and promotions at the Captive Stores, and is responsible for establishing and expanding the brand recognition of the Strainwise name and logo throughout the Company's target markets. Prior to establishing Strainwise, Erin spent 13 years in the mortgage industry as a business owner, audit and funding supervisor, title company closer, mortgage loan processer, and loan originator.

     David Modica has been the Quality Control Manager and a director of Strainwise since 2013. In this capacity, he works with the managers of the cultivation and grow facilities owned by Shawn Phillips to maintain the quality of the proprietary strains and marijuana products grown in these facilities. Upon initially joining Strainwise, he was tasked with converting the point-of-sale systems used by the Captive Stores to a more advanced system which can better track all categories of inventory. Prior to joining Strainwise, he was the owner and operator of a residential rental company (2005 to 2013), a web developer for Design Factory International (2003 to 2005), and a web developer/designer for Eastridge Technology (2001 to 2003). Mr. Modica obtained his B.A. from the University of North Carolina at Chapel Hill in 2000, with a degree in Journalism and Mass Communications.


     The specific experience, qualifications, attributes or skills that led to the conclusion that each named person should serve as a director are listed below:


      Shawn Phillips  - experience in marijuana industry
      Erin Phillips   - experience in marijuana industry
      David Modica    - experience in marijuana industry and in point-of-sale
                        technology

      Shawn Phillips, Erin Phillips and David Modica are not independent as that term is defined in Section 803 of the NYSE MKT Company Guide.

      We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

      Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Board of Directors, to the extent required. Our Board of Directors believes that the cost of associated with such committees, has not been justified under our current circumstances.

      Given our lack of operations to date, our Board of Directors believes that its current members have sufficient knowledge and experience to fulfill the duties and obligations of an audit committee. None of the current Board members is an "audit committee financial expert" within the meaning of the rules and regulations of the Securities and Exchange Commission. The Board has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication.

      Our Board of Directors does not currently have a policy for the qualification, identification, evaluation, or consideration of board candidates and does not think that such a policy is necessary at this time, because it believes that, given the limited scope of our operations, a specific nominating policy would be premature and of little assistance until our operations are at a more advanced level. Currently the entire Board decides on nominees.

      Our Board of Directors does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. We do not have any restrictions on shareholder nominations under its articles of incorporation or bylaws. The only restrictions are those applicable generally under Utah law and the federal proxy rules. The Board will consider suggestions from individual shareholders, subject to an evaluation of the person's merits. Shareholders may communicate nominee suggestions directly to the Board, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. There are no formal criteria for nominees.

      Our Board of Directors does not have a "leadership structure" since each board member is free to introduce any resolution at any meeting of our directors and is entitled to one vote at any meeting.

      Holders of our common stock may send written communications to our entire board of directors, or to one or more board members, by addressing the communication to "the Board of Directors" or to one or more directors, specifying the director or directors by name, and sending the communication to our offices in Lakewood, Colorado. Communications addressed to the Board of Directors as whole will be delivered to each board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

      Security holder communications not sent to the Board of Directors as a whole or to specified board members will be relayed to board members.

      During the three years ended June 30, 2014 we did not compensate any person for serving as an officer or director.
      The following shows the amounts the Company expects to pay to its officers during the twelve months ending August 31, 2015 and the amount of time these persons expect to devote to the Company.

                                Projected               % of time to be devoted
       Name                   Compensation             to the Company's business

      Shawn Phillips            $160,000                        85%

      Erin Phillips             $180,000                        90%

      David Modica              $ 72,000                        95%

      During the period from inception (June 8, 2012) through April 30, 2014 Strainwise paid the following compensation to its officers:

       Name                     Salary     Bonus       Options      Total

       Shawn Phillips         $     --    $   --       $   --     $     --

       Erin  Phillips         $ 22,500    $   --       $   --     $ 22,500

       David Modica           $  9,000    $   --       $   --     $  9,000

      The Company's directors serve until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified. The Company's officers serve at the discretion of the Company's directors. The Company does not compensate any person for acting as a director. The Company's current officers and directors were elected to their positions in August 2014.

      We do not have any securities authorized for issuance under any equity compensation plans.

Non-Compete Agreements

      Both Shawn and Erin Phillips have entered into non-compete agreements wherein they agreed that during their employment and for a period of five (5) years after termination of their relationship with Strainwise, without the express written consent of Strainwise, they shall not, directly or indirectly
(i) employ, solicit for employment, or recommend for employment any person employed by the Company; (ii) contact or solicit any person or business which was a client of the Company at any time within twelve (12) months before the termination of the employment with Strainwise in connection with any matters similar in nature or related to any business conducted between or contemplated by the Company and such client at any time during their employment with Strainwise; (iii) engage in any present or contemplated business activity that is or may be competitive with the Company (or any part thereof) in the State of Colorado or any other state of the United States of America where the Company (or any part thereof) conducts its business. For purposes of their non-compete agreements, Shawn and Erin Phillips agreed that to engage in a business in competition with the business of the Company, or a "competitive business" shall mean: (i) to be employed by, (ii) own an interest in, (iii) be a consultant to,
(iv) be a partner in (v) or otherwise participate in any business or venture which offers or sells to businesses or persons, cannabis related products or services which are the same as or similar to those which are, at the then applicable time, being offered and sold by the Company (or any part thereof).

Non-Disclosure Agreements

      Both Shawn and Erin Phillips have entered into non-disclosure agreements wherein they agreed not, directly or indirectly, to use, make available, sell, disclose or otherwise communicate to any third party, other than in their assigned duties and for the benefit of the Company, any of the confidential information of Strainwise, either during or after their relationship with Strainwise. They agreed not to publish, disclose or otherwise disseminate such information without prior written approval of an executive officer (other than themselves) of Strainwise. They acknowledged that they are aware that the unauthorized disclosure of Confidential Information of Strainwise may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

      Proprietary and confidential information shall include, but not be limited to:

     1) methods, processes and/or technologies for the growing, cultivation and production of cannabis and marijuana plants and products;

     2)   cannabis business processes, procedures and strategies;

     3)   retail and medical cannabis store operations;

     4)   cannabis branding and fulfillment services;

     5) forecasts, unpublished financial information, budgets, projections, customer lists, and client identities, characteristics and agreements;

     6)   software,  processes,  trade secrets,  computer  programs,  electronic
          codes,  inventions,  innovations,  discoveries,   improvements,  data,
          know-how, and formats;

     7)   business, marketing, and strategic plans;

     8) information about costs, profits, markets, sales, contracts and lists of clients and referral sources;

     9)   employee personnel files and compensation information;

     10)  customer lists and names of customer contact personnel; and

     11)  customer terms, information, payments and data.

Exchange Option and Mandatory Exchange

      Shawn and Erin Phillips have granted an option to the Company that entitles the Company to acquire the eight marijuana stores (the "Captive Stores") now owned and that may become owned by Mr. or Mrs. Phillips in the future ("Exchange Option"). The Exchange Option may be exercised by the Company anytime within a six month period from the date that laws or regulations permit the Company to own all or a part of the Captive Stores.

      Upon the exercise of the Exchange Option, the Phillips will be obligated to exchange the Captive Stores (or such percentage interest in the Captive Store that the Company can legally acquire) for shares of the Company's common stock (the "Exchange Shares").

      The number of the Exchange Shares to be issued to the Phillips will be determined by the following formula:

      5 x A x B
      ---------
          C

Where:

   A  =   The  combined  EBITDA  of the  Captive  Stores  for the  immediately preceding twelve (12) month period from the date the Exchange Option is exercised.

   B  =   The  percentage  in the  Captive  Stores that can be acquired by the
          Company.

   C  =   The average  closing price on the Pink Sheets,  OTC Bulletin  Board,
          NASDAQ, or NYSE/MKT for the ninety (90) days preceding the date the Exchange Option is exercised;

     Combined EBITDA will be determined using generally accepted accounting principles, consistently applied.

      Notwithstanding the above, the number of Exchange Shares will be reduced, if necessary, such that, following the issuance of the Exchange Shares, the total number of shares of the Company's common stock owned by the Phillips, together with any shares issuable upon the exercise of any option or warrants held by the Phillips, or any shares issuable upon the conversion of any securities owned by the Phillips, will not exceed 85% of the Company's outstanding shares of common stock.

     Any advances to the Phillips and/or accounts receivable from the Phillips, or any distributions to them in excess of the capital account of any Captive Store at the time of the completion of the exchange, will (i) be personally guaranteed by both Shawn and Erin Phillips, (ii) will be payable 36 months from the date of the completion of the exchange, and (iii) will bear interest, to be adjusted monthly, at the LIBOR rate plus 3%.

      If the Exchange Option is exercised, the following is an example of the number of Exchange Shares to be issued to the Phillips, assuming the Company can legally acquire a 50% interest in the Captive Stores:

     o    Combined EBITDA for the immediately preceding twelve (12) month period
          - $80,000,000;

     o    Fifty   percent  of  the  combined   EBITDA  -  $80,000,000  X  50%  =
          $40,000,000;

     o    Combined EBITDA multiplied by 5 times - 40,000,000 X 5 = 200,000,000;

     o    Average  market price for the preceding  ninety (90) day period - $20;
          and

     o    Number of Exchange Shares to be issues to Phillips - 10,000,000

      In the event the Captive Stores are not owned equally by Erin and Shawn
Phillips:

     o the Exchange Shares to be issued to Erin Phillips will be based upon the percentage of the combined EBITDA of the Captive Stores owed by Erin Phillips; and

     o the Exchange Shares to be issued to Shawn Phillips will be based upon the percentage of the combined EBITDA of the Captive Stores owed by Shawn Phillips.

      The Exchange Shares will be "restricted shares", as that term is defined in Rule 144 of the Securities Exchange Commission. At the option of the holder of the Exchange Shares, the Exchange Shares will be included in the first registration statement filed by the Company with the Securities and Exchange Commission following the exercise of the Exchange Option, excluding any registration statement on Form S-4, S-8, or any other inapplicable form (the "piggy-back" registration rights). Notwithstanding the above, the underwriter of any public offering conducted by the Company may limit the Exchange Shares which may be sold due to market conditions.

      No shareholder of the Company will be granted piggyback registration rights superior to those of the Exchange Shares. The Company will pay all registration expenses (exclusive of underwriting discounts and commissions and special counsel to the Phillips). The registration rights may be transferred provided that the Company (i) is given prior written notice; (ii) the transfer is in connection with a transfer of not less than 1,000,000 shares of the Company's common stock; and (iii) the transfer is to no more than three persons.

                             PRINCIPAL SHAREHOLDERS


     The following table shows the ownership, as of the date of this prospectus, of those persons owning beneficially 5% or more of the Company's common stock and the number and percentage of outstanding shares owned by each of the Company's directors and officers and by all officers and directors as a group. Except as listed below, each owner has sole voting and investment power over their shares of common stock.

    Name                            Shares Owned         % of Outstanding Shares


    Shawn Phillips                          -- (1)                    -- (1)


    Erin Phillips                   23,124,184                     94.7%

    David Modica                        11,500                       Nil

    All officers and directors
      as a group (three persons)    23,135,684                     94.7%


(1) Shawn Phillips may be deemed to share beneficial voting and/or investment power with respect to the shares held by his wife, Erin Phillips.


      The address of each person listed above is 1350 Independence St., Suite 300 Lakewood, CO 80125.

                              SELLING SHAREHOLDERS

      By means of this prospectus

     o a number of our shareholders are offering to sell up to 2,517,700 shares of our common stock, as well as up to 1,112,350 shares of our common stock issuable upon the exercise of our Series A warrants, and

     o a person holding an option to purchase 500,000 shares of our common stock is offering to sell the shares issuable upon the exercise of the option.

      The following selling shareholders acquired their shares in connection with our acquisition of Strainwise Colorado.

                                           Shares
                                       Issuable upon
                                         exercise of    Shares to be
                              Shares      Series A      Sold in this     Ownership
Name of Selling Shareholder   Owned       Warrants        Offering    After Offering
---------------------------   ------   --------------   ------------  --------------

Jeffrey Beatie                 2,000        1,000          3,000             --
Brian and Donna Beck          30,000       15,000         45,000             --
Cathy Boring                   5,000        2,500          7,500             --
Donald Boring                200,000      100,000        300,000             --
Jeff and Audry Carapella      10,000        5,000         15,000             --
Matt Cinquanta                25,000       12,500         37,500             --
David Clark                   10,000        5,000         15,000             --
Rick Clayton                  25,000       12,500         37,500             --
Francis Conry                  1,000          500          1,500             --
Thomas Cook                   20,000       10,000         30,000             --
Paula and Patrick Delaney      4,200        2,100          6,300             --


                                           Shares
                                       Issuable upon
                                         exercise of    Shares to be
                              Shares      Series A      Sold in this     Ownership
Name of Selling Shareholder   Owned       Warrants        Offering    After Offering
---------------------------   ------   -------------    ------------  --------------

Matthew Ehrhard               10,000        5,000         15,000             --
Steven Haggerty               50,000       25,000         75,000             --
Henrietta Hubenka             10,000        5,000         15,000             --
Gale James                    50,000       25,000         75,000             --
Ronald Kadziel                50,000       25,000         75,000             --
Vivienne Khong               200,000      100,000        300,000             --
Stan Kotzker                  75,000       37,500        112,500             --
Vikki and George
   Kourkouliotis              10,000        5,000         15,000             --
Sean and Shannon Leonard      20,000       10,000         30,000             --
Naratorn Menzie               25,000       12,500         37,500             --
Michael Novick                20,000       10,000         30,000             --
James and Kelly Oleis         30,000       15,000         45,000             --
David Phillips                55,000       27,500         82,500             --
Mark Shanely                  25,000       12,500         37,500             --
Mary Jane Shanely              1,000          500          1,500             --
Alan Simon                    50,000       25,000         75,000             --
Timothy Sisto                 15,000        7,500         22,500             --
Colleen Snead                  1,000          500          1,500             --
Jeff and Judith Stettler       2,000        1,000          3,000             --
Mark Strait                    6,000        3,000          9,000             --
Ken Turner, III               10,000        5,000         15,000             --
Violetta Wells                10,000        5,000         15,000             --
Tim Wingard                   25,000       12,500         37,500             --
Jason D. Amos                 10,000        5,000         15,000             --
Erik Aude                      1,000          500          1,500             --
Josh Boren                     3,000        2,500          5,500             --
Eric Busch                    10,000        5,000         15,000             --
Tadd Busch                    22,500       11,250         33,750             --
Judy Camarena                 10,000        5,000         15,000             --
Tom Campbell                  10,000        5,000         15,000             --
Linda Carhart                  7,500        3,750         11,250             --
Dane Casterson               130,000       65,000        195,000             --
Daril Cinquanta                1,000          500          1,500             --
Cosmo Investments             50,000       25,000         75,000             --
Ronald Curtis                  5,000        2,500          7,500             --
Brian and Tonya Destarac       1,000          500          1,500             --
Tonya Destarac/Gooch           1,000          500          1,500             --
Cory and Patricia Fisher       5,000        2,500          7,500             --
Don and Betty Fisher          25,000       12,500         37,500             --
Jeffrey Fullerton             25,000       12,500         37,500             --


                                           Shares
                                       Issuable upon
                                         exercise of    Shares to be
                              Shares      Series A      Sold in this     Ownership
Name of Selling Shareholder   Owned       Warrants        Offering    After Offering
---------------------------   ------   -------------    ------------  --------------

Brad Goldwater                 2,000        1,000          3,000             --
Charles Guyette              275,000      137,500        412,500             --
James and Elzabeth Hannon     50,000       25,000         75,000             --
Margaret Heath                10,000        5,000         15,000             --
Gary and Wanda Hermanson      50,000       25,000         75,000             --
Dave Huggins                  50,000       25,000         75,000             --
Kirk Huston                    5,000        2,500          7,500             --
Steven James                  50,000       25,000         75,000             --
Jennifer Kealy                 4,000        2,000          6,000             --
Daniel Liccardi               20,000       10,000         30,000             --
Michael McVay                 25,000       12,500         37,500             --
Naratorn Menzie               10,000        5,000         15,000             --
Dominic Mincks                 6,000        3,000          9,000             --
David Modica                  25,000       12,500         37,500             --
Tricia Morin                  40,000       20,000         60,000             --
Nathan Myers                   3,000        1,500          4,500             --
Melissa Myrick                 5,000        2,500          7,500             --
November First Co.            25,000       12,500         37,500             --
Victoria Palmen                2,000        1,000          3,000             --
Shawnda Peck                  10,000        5,000         15,000             --
Albert Silvestri              20,000       10,000         30,000             --
Beverly Smith                 12,500        6,250         18,750             --
Sean Stephens                  5,000        2,500          7,500             --
Michael Tompeter Trust        50,000       25,000         75,000             --
Ken Turner                    10,000        5,000         15,000             --
Malcolm Weiss                  1,000          500          1,500             --
Brian Weston                  10,000        5,000         15,000             --
Grant Whitus                  25,000       12,500         37,500             --
Roderick Wilson               10,000        5,000         15,000             --
                          ----------    ---------      ---------        --------
                           2,224,700    1,112,350      3,337,050             --
Randall Taylor               293,000           --        293,000
                          ----------    ---------      ---------        -------
                           2,517,700    1,112,350      3,630,050             --
                          ==========    =========     ==========        =======

      In January, 2014 Strainwise Colorado issued warrants to an unaffiliated person for services rendered. The warrants allowed the holder to purchase up to 500,000 shares of Strainwise Colorado's common stock at a price of $0.10 per share at any time prior to January 31, 2019. When we acquired the remaining shares of Strainwise on September 12, 2014, we exchanged warrants for the previously issued Strainwise warrants. The warrants we issued have the same terms as the Strainwise warrants. The person named below is the holder of these warrants.

                                        Shares
                                     Issuable upon  Shares to be
                             Shares   Exercise of   Sold in this    Ownership
Name of Selling Shareholder  Owned      Warrants      Offering    After Offering
---------------------------  ------  -------------  ------------  -------------

John Walsh                   55,408     500,000        500,000      55,408 (1)

(1) Represents less than 1% of our outstanding shares.

     The controlling persons of the non-individual selling shareholders named above are:

            Name of Shareholder                 Controlling Person
            -------------------                 ------------------

            Cosmo Investments                   Trenton Staley
            November First Co.                  Larry Hansen
            Michael Trompeter Trust             Michael Trumpeter

      No selling shareholder has, or had, any material relationship with us, or our officers or directors. No selling shareholder is, to our knowledge, affiliated with a securities broker.

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The shares of common stock may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      We are authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to any additional shares which may be issued in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      We are authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by management. As of the date of this prospectus we had not issued any shares of preferred stock.
Warrants

      On September 12, 2014, we acquired the remaining outstanding shares of Strainwise Colorado in exchange for the issuance of 2,517,000 shares of our common stock. In connection with this transaction:

     o we issued 1,112,350 Series A warrants to former Strainwise Colorado shareholders in exchange for a like number of warrants held by the former Strainwise Colorado shareholders. Each Series A warrant allows the holder to purchase one share of our common stock. The Series A warrants we issued have the same terms as the warrants exchanged by the former Strainwise Colorado shareholders (exercise price: $5.00 per share/expiration date: January 31, 2019);

     o we issued 500,000 warrants to one non-affiliated person in exchange for a like number of warrants held by the former Strainwise Colorado warrant holder. Each warrant allows the holder to purchase one share of our common stock. The warrants we issued have the same terms as the warrants exchanged by the former Strainwise Colorado warrant holder (exercise price: $0.10 per share/expiration date: January 31, 2019).

Transfer Agent and Registrar

      Our transfer agent is:

         Standard Registrar & Transfer Co., Inc.
         12528 South 1840 East
         Draper, UT 84020

                                LEGAL PROCEEDINGS

     We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

     Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room.

     We are subject to the requirements of the Securities and Exchange Act of 1934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information filed by us can also be read and copied at the Commission's Public Reference Room.

     The Public Reference Room is located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding public companies. The address of the site is http://www.sec.gov.

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                                       34

                              FINANCIAL STATEMENTS

                     FOR THE YEAR ENDED JANUARY 31, 2014 AND
                        THE PERIOD ENDED JANUARY 31, 2013

                                    (Audited)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Strainwise, Inc.:

We have audited the accompanying balance sheets of Strainwise, Inc. ("the Company") as of January 31, 2014 and 2013 and the related statement of operations, changes in members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Strainwise, Inc., as of January 31, 2014 and 2013 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ B F Borgers CPA PC

B F Borgers CPA PC

Denver, CO
August 14, 2014

                                STRAINWISE, INC.
                                 BALANCE SHEETS
                                    (AUDITED)

                                                   January 31,      January 31,
                                                      2014              2013
                                                  --------------    -----------
ASSETS
  Current assets:
    Cash                                             $    100         $    100

    Prepaid expense                                    10,000                -
                                                  -----------         --------
     Total current assets                              10,100              100


  Office equipment and furnishings                     10,500                -
   Trademark, net amortization of $61 and $0 at
   January 31,
         2014 and 2013, respectively                   10,949                -
                                                  -----------         --------
      Total assets                                $    31,549         $    100
                                                  ===========         ========

LIABILITIES
  Current liabilities:
    Due to affiliated entities and related
       parties                                       $ 50,203         $      -
                                                  -----------         --------
     Total current liabilities                         50,203                -
Deferred rent                                           3,273                -
                                                  -----------         --------
                                                       53,476                -

STOCKHOLDERS' (DEFICIT) EQUITY
   Common stock, no par value, 100,000,000
    shares authorized, 20,430,000 issued
    and outstanding                                         -                -

  Additional Paid in Capital                           48,292              100

  (Deficit) Retained Earnings                         (70,219)               -
                                                  -----------         --------
    Total stockholder's equity                        (21,927)             100
                                                  -----------         --------
     Total liabilities and stockholders' deficit     $ 31,549         $    100
                                                  ===========         ========


                             See accompanying notes.

                                STRAINWISE, INC.
                            STATEMENTS OF OPERATIONS
                                    (AUDITED)

                                                               Period (Inception
                                                                of June 8, 2012)
                                               Year Ended            ended
                                           January 31, 2014     January 31, 2013
                                           ----------------    -----------------

Revenues from affiliated entities
Branding, marketing and administrative       $    31,500           $        -
Accounting and financial services                 21,000                    -
Compliance services                               17,500                    -
Nutrient sales                                    34,378                    -
                                                 104,378



Operating costs and expenses

Compensation                                      60,560                    -
Professional, legal and consulting                60,752                    -
Financing costs                                   20,000
Nutrient purchases                                18,094
Rent and other occupancy                           5,404                    -
General and administrative                         9,753                    -
    Amortization                                      61                    -
                                              ----------           ----------
       Total operating costs and expenses        154,597                    -
                                              ----------           ----------
Loss from operations before income taxes          70,219                    -
                                              ----------           ----------

Provision for taxes on income                          -                    -
                                              ----------           ----------
Net loss                                      $  (70,219)          $        -
                                              ==========           ==========

Basic and fully diluted loss per common share $   (0.082)                   -
                                              ==========           ==========

Basic weighted average number of shares
outstanding                                      851,250                    -
                                              ==========           ==========
Fully diluted weighted average number of
shares outstanding                             1,351,250
                                              ==========           ==========



                             See accompanying notes.

                                STRAINWISE, INC.
                            STATEMENTS OF CASH FLOWS
                                    (AUDITED)

                                                               Period (Inception
                                                                of June 8, 2012)
                                               Year Ended            ended
                                           January 31, 2014     January 31, 2013
                                           ----------------    -----------------
Cash flows from operating activities:
Net (loss)                                    $  (70,219)           $     -
Changes in current assets and liabilities:
   Increase in amounts due to affiliates          50,203                  -
   Deferred rent                                   3,273
   Stock-based compensation                       48,192
   Increase in prepaid expenses                  (10,000)                 -
                                              ----------            -------
Net cash used in operating activities             21,499                  -

Cash flows from investing activities:
  Purchases of office equipment and
    furnishings                                  (10,500)                 -
  Establishment of trade mark                    (10,949)                 -
                                              ----------            -------
  Net cash flows from investing activities       (21,449)                 -

Cash flows from financing activities:
  Contribution of capital for common stock             -                100
                                              ----------            -------
  Net cash flows from financing activities             -                100
                                              ----------            -------
  Net cash flows                                       -                100
Cash and Cash equivalents, beginning
  of period                                          100                  -
                                              ----------            -------
Cash and Cash equivalents, end of period      $      100            $   100
                                              ==========           ========
Supplemental cash flow disclosures:
Cash paid for interest                        $        -            $     -
                                              ==========           ========
  Cash paid for income taxes                  $        -           $      -
                                              ==========           ========




                             See accompanying notes.

                                STRAINWISE, INC.
            STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY For the
        Period from June 8, 2012 (date of inception) to January 31, 2014
                                    (Audited)

                                                 Additional
                              Common Stock       Capital In         Deficit
                            ------------------  Excess of Par    Accumulated in
                             Shares    Amount       Value       Development Stage   Total
                             ------    ------   -------------   ----------------    -----
  Balance, June 8,
  2012, Inception

  Membership interest
    issued for cash               -    $    -     $    100          $     -         $ 100
  Net loss                        -         -            -                -             -
                         ----------    ------     --------          -------         -----
  Balance, January
     31, 2013                     -         -          100                -           100

  Conversion of common
     shares for membership
     interest            20,430,000         -            -                -             -

  Stock-based compensation        -         -       48,192                -        48,192

  Net loss                        -         -            -          (70,219)      (70,219)
                         ----------    ------     --------        ---------       -------
  Balance, January
    31, 2014             20,430,000    $    -     $ 48,292        $ (70,219)     $(21,927)
                        ===========    ======     ========        =========      ========



                             See accompanying notes.

                                STRAINWISE, INC.
                    NOTES TO THE AUDITED FINANCIAL STATEMENTS


Note 1 - Organization and summary of significant accounting policies:

Following is a summary of our organization and significant accounting policies:

Organization and nature of business - STRAINWISE, INC. (identified in these footnotes as "we" "us" or the "Company") provides branding and fulfillment services to entities in the cannabis retail and production industry. The Company was incorporated in the state of Colorado as a limited liability company on June 8, 2012, and subsequently converted to a Colorado corporation on January 16, 2014.

The Company provides sophisticated fulfillment and branding services and solutions to (i) six grow facilities and eight retail stores (seven of which sell recreational and medical marijuana to the public and one of which only sells medical marijuana to the public) owned by an officer and director of the Company ("Affiliated Entities"), and (ii) makes such services available to independent retail stores and grow facilities in the regulated cannabis industry throughout the United States.

The branding and fulfillment services that we currently provide are summarized, as follows:

     o Branding, Marketing and Administrative Consulting Services: Customers may contract with us to use the Strainwise name, logo and affinity images in their retail store locations. A monthly fee permits our branding customer to use the Strainwise brand at one specific location. In addition, we will assist operators in marketing and managing their businesses, setting up new retail locations and general business planning and execution at an hourly rate. This includes services to establish an efficient, predictable production process, as well as, nutrient recipes for consistent and appealing marijuana strains.

     o Accounting and Financial Services: For a monthly fee, we provide our customers with a fully implemented general ledger system, with an industry centric chart of accounts, which enables management to readily monitor and manage all facets of a marijuana medical dispensary, retail store and grow facility. We provide bookkeeping, accounts payable processing, cash management, general ledger processing, financial statement preparation, state and municipal sales tax filings, and state and federal income tax compilation and filings on behalf of the Company and the Captive Stores on an ongoing basis.

     o Compliance Services: The rules, regulations and state laws governing the production, distribution and retail sale of marijuana can be complex, and may prove cumbersome with which to comply. Thus, customers may contract with us to implement a compliance process, based upon the number and type of licenses and permits for their specific business. We provide this service on both an hourly rate and stipulated monthly fee.

     o Nutrient Supplier: The Company presently is a bulk purchaser of nutrients and other cultivation supplies for the sole purpose of growing marijuana. As a result, we are able to make bulk purchases with price breaks, based upon volume. We serve as a sole source nutrient purchasing agent and distributor with pricing based upon our bulk purchasing power.

     o Lending: We will provide loans to individuals and businesses in the cannabis industry. However, Colorado State law does not allow entities operating under a cannabis license to pledge the assets or the license of the cannabis operation for any type of general borrowing activity. Thus, our lending will be on an unsecured basis, with reliance on a personal guarantee of the borrower.

     o Lease of Grow Facilities and Equipment: We lease grow equipment and facilities on a turn-key basis to customers in the cannabis industry. We will also enter into sale lease backs of grow lights, tenant improvements and other grow equipment.

We do not directly grow marijuana plants, produce marijuana infused products, sell marijuana plants and or sell marijuana infused products of any nature.

Share exchange - As more fully described in Note 9 herein, on August 19, 2014, we entered into an Agreement to Exchange Securities ("Share Agreement") with 4th Grade Films, Inc. ("FHGR"), pursuant to which FHGR acquired approximately 90 % of the outstanding shares of Strainwise in exchange for 23,124,184 shares of FHGR's common stock. FHGR is a publicly-traded company, incorporated in Utah, with its common stock currently quoted on the OTC Bulletin Board. It is contemplated that the Exchange will qualify as a tax-free reorganization under the U.S. Internal Revenue Code.

As part of the Share Exchange, we paid $134,700 of FHGR's liabilities and purchased 1,038,000 shares of FHGR's common stock for $120,300 from two shareholders of FHGR. The 1,038,000 shares were returned to treasury and cancelled. FHGR also agreed to sell its rights to a motion picture, together with all related domestic and international distribution agreements, and all pre-production and other rights to the film, to a former officer and director of FHGR in consideration for the assumption by a shareholder of FHGR of all liabilities of FHGR (net of the $134,700 we paid) which were outstanding immediately prior to the closing of the transaction.

The business combination will be accounted for as a reverse acquisition and recapitalization, using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction will be presented as a continuation of the Company. Under reverse acquisition accounting, the Company (subsidiary) is treated as the accounting parent (acquirer) and FHGR (parent) is treated as the accounting Subsidiary (acquiree). Following the Share Exchange, FHGR has 24,431,184 outstanding shares of common stock, with the current shareholders of FHGR owning 1,307,000 of the post-closing shares.

Basis of presentation - The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Prepaid expenses - The amount of prepaid expenses as of January 31, 2014 and January 31, 2013 is $10,000 and $0, respectively. Prepaid expenses at January 31, 2014 is comprised of a retainer paid to our legal counsel.

Fair value of financial instruments and derivative financial instruments - The carrying amounts of cash and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of our foreign exchange, commodity price or interest rate market risks.

The FASB Codification clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Office equipment - Office equipment is recorded at cost and is depreciated under straight line methods over each item's estimated useful life. We review our office equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Maintenance and repairs of property and equipment are charged to operations. Major improvements are capitalized. Upon retirement, sale or other disposition of office equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Office equipment, net of accumulated amortization and depreciation are comprised of the following:

                                                   January 31,    January 31,
                                                      2014            2013
                                                   ------------   -----------
Office equipment:
  Office furniture and fixtures                    $   10,500       $      -
  Accumulated amortization and depreciation                 -              -
                                                   ----------       --------
                                                   $   10,500       $      -
                                                   ==========       ========

There was no depreciation charged to operations for the year ended January 2014 and 2013 in that the office equipment was not placed into service until the last few days of January 2014.

Income taxes - The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Long-Lived Assets - In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Trademarks - Trademarks are stated at cost and are amortized using the straight-line method over fifteen years. Accumulated amortization was $100 and $0 at January 31, 2014 and 2013, respectively.

Intangible assets subject to amortization consist of the following at January 31, 2014:

                                   Gross
                                  Carrying      Accumulated
                                   Amount      Amortization          Net
                                  ---------    -------------     -----------

             Trademarks           $ 11,010       $   61           $ 10,949
                                  ========       ======           ========

Deferred Rent - The Company recognizes rent expense from operating leases on the straight-line basis. Differences between the expense recognized and actual payments are recorded as deferred rent.

Revenue recognition - Revenue is recognized on an accrual basis as earned under contract terms. Revenues from affiliated entities is recognized as follows:


     o Branding, Marketing and Administrative Services Revenue: Under the terms of a ten year master service agreement, we allow an affiliated entity to use the Strainwise brand for both retail and marketing purposes at one location, plus we provide administrative services to assist the employees of the affiliated entity to operate the business of that related location. We charge the affiliated entity a monthly fee of approximately $4,500 for the branding, marketing and administrative services. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the service, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually providing the services, in accordance with ASC 605-45-45, the revenue is recognized on monthly basis in accordance with the terms of the applicable master service agreement.

     o    Accounting and Financial  Services  Revenue:  Under the terms of a ten year master service agreement, we have agreed to provide our affiliated entities with a fully implemented general ledger system, coupled with an industry centric chart of accounts, which enables management to readily monitor and manage all accounting and financial facets of a marijuana medical dispensary, retail store and/or grow facility. Under the terms of the master service agreement we have also agreed to provide bookkeeping, accounts payable processing, cash management, general ledger processing, financial statement preparation, state and municipal sales tax filings, and state and federal income tax compilation and filings. Under the terms of the master service agreement, we provide the above described accounting and financial services for a monthly fee of $3,000. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the services, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually providing the above described services, in accordance with ASC 605-45-45, the revenue is recognized on monthly basis in accordance with the terms of the applicable master service agreement.

     o Compliance Services Revenue : Under the terms of a ten year master service agreement, we provide the affiliated entities with a compliance process that includes the preparation and filing of state, city and municipal applications and renewals of licenses in accordance with the rules, regulations and state laws governing the production, distribution and retail sale of marijuana. We provide this service to our affiliate entities under the terms of a master service agreement for a monthly fee of $2,500. Since we (i) are the primary obligor,
          (ii) determine the price, (iii) perform the services, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually providing the above described services, in accordance with ASC 605-45-45, the revenue is recognized on monthly basis in accordance with the terms of the applicable master service agreement.

     o Nutrient Sales: Under the terms of a ten year master service agreement, we serve as a sole source nutrient purchasing agent and distributor for our affiliated entities, with pricing based upon our bulk purchasing power. We charge the affiliated entities for nutrients supplied to them at the cost of the nutrients, plus a premium of ninety percent. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the service, (iv) have the credit risk, and
          (v) there are no additional milestones that need to be met, other than actually buying and delivering the nutrients to the affiliated entity, in accordance with ASC 605-45-45, the revenue is recognized in the month in which the nutrient is actually delivered to the related entity.

     o Grow Facilities Revenue: Under the terms of a ten year master service agreement, we lease grow facilities and equipment for a period equal to the term of the underlying lease with an independent, third party lessor in an amount equal to the sum of (i) the monthly lease payment,
          (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, (iii) plus the amount of monthly amortization of tenant improvements, and (iv) plus a premium of forty percent. Since there are no additional milestones that need to be met other than actually leasing the facilities and equipment to the respective affiliated entity, in accordance with ASC 605-45-45, the revenue is recognized in the month in which the lease payments are made to us by the lessee.


Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. From our Inception there have been no differences between our comprehensive loss and net loss.

Net income per share of common stock - We have adopted applicable FASB Codification regarding Earnings per Share, which require presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

Note 2 - Going concern:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended January 31, 2014, the Company has had limited operations. As of January 31, 2014, the Company has not become profitable. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to begin operations and to achieve a level of profitability. The Company intends to continue financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Related Party Transactions:


Substantially all of our revenues to date have been derived from Master Service Agreements with eight retail marijuana stores and four cultivation and growing facility that are majority owned by our Chief Executive Officer, who is also the husband or our majority shareholder and our President. Pursuant to the terms of these Master Service Agreements, the marijuana stores and grow facility pay us monthly fees for branding, marketing, administration, accounting and compliance services. We also supply nutrients to the six grow facilities at a 90% mark-up to our cost for the nutrients.


Related party revenue was $104,378 and $0.00, respectively, for the years ended January 31, 2014 and 2013. As of January 31, 2014 and 2013, we had accounts receivable from affiliated entities of $70,000 and $0, respectively. As of January 31, 2013 and 2014, we had accounts payable to affiliated entities of $120,203 and $0, respectively.

Although our agreements with the marijuana outlets and grow facility expire on December 31, 2023, all terms and contracts related to this revenue are determined by related parties and these terms can change at any time.

Note 4 - Operating Leases:

The Company rents office space for its corporate needs from an affiliated Company. The affiliate entered into a 31 month lease agreement in January 1, 2014 to lease 6,176 square feet for an annual rate of $64,848 for the first twelve months, and $67,936 for the subsequent 12 months, and $41,431 for the subsequent 7 months paid monthly, through October 31, 2016. This lease to the Company is on the same terms and conditions as is the direct lease between the affiliate and the independent lessor. Consequently, we believe that the lease terms to the Company are comparable to lease terms we would receive directly from third party lessors in our market, because the related party terms mirror the terms of the direct lease between the independent, third party lessor and the affiliated entity. See Note 9 for a full explanation of operating leases that went into effect after the balance sheet date, but before issuance.

Note 5 - Issuance of shares:

The Company was originally organized as a limited liability company on June 8, 2012 with $100 of membership equity. On January 16, 2014, the Company converted to a corporation and issued a total of 20,430,000 shares in exchange for the one hundred percent of the membership interests owned by the majority shareholder and President of the Company. As of January 31, 2014 there were a total of 20,430,000 shares of common stock issued and outstanding.

Note 6 - Income Taxes:

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities. The deferred tax assets and liabilities are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

The Company adopted the provisions of ASC 740, "Income Taxes" on April 1, 2007. FASB ASC 740 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more-likely-than-not" recognition threshold at the effective date to be recognized upon the adoption of FASB ASC 740 and in subsequent periods.

The components of the income tax provision are as follows:

                                                       Year Ended January 31,
                                                     --------------------------
                                                        2014            2013
                                                     -----------     ----------
     Income tax expense (benefit):
         Current:
              Federal                                $ (11,742)       $      -
              State                                     (3,251)              -
                                                     ---------        --------
     Deferred income tax expense (benefit):            (14,993)              -
     Valuation allowance                                14,993               -
                                                     ---------        --------
     Provision                                       $       -        $      -
                                                     =========        ========

Note 7 - New accounting pronouncements:

The Financial Accounting Standards Board ("FASB") periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. The Company has reviewed the recently issued pronouncements. During this review the Company decided to early adopt ASU 2014-10 which eliminates the definition of a development stage entity, eliminates the development stage presentation and disclosure requirements under ASC 915, and amends provisions of existing variable interest entity guidance under ASC 810.

Note 8 - Equity:

Approved Warrants - In January 2014, the Company issued stock-based compensation to a consultant in the form of warrants to purchase 500,000 shares of the Company's common stock, at a price of $0.10 per share, at any time prior to January 31, 2019. The Board of Directors determined the exercise price and terms of the warrant.

The Black-Scholes option-pricing model was used to estimate the warrant fair values. This option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected warrant term (the amount of time from the grant date until the warrants are exercised or expire). Expected volatility was estimated utilizing a weighted average of comparable published volatilities based on industry comparables. Expected pre-vesting forfeitures were based upon management's best estimates. The expected warrant term was based on the term of the warrant. The fair value of the warrants granted during the year ended January 31, 2014 was estimated, as of the grant date, using the Black-Scholes option pricing model, with the following assumptions:

                        Expected volatility                 187%
                        Risk-free interest rate             .25%
                        Expected dividends                     -
                        Expected terms (in years)              5
                        Share price at date of issuance    $0.10

The warrants outstanding and activity as of and for the year ended January 31, 2014:

                                                    Weighted       Remaining
                                                     Average      Contractual
                                                    Exercise         Term
                                         Shares       Price        (in years)
                                         ------     --------      -----------
Outstanding at January 31, 2013                     $     -              -
  Granted                                500,000    $  0.10              5
  Exercised                                    -    $     -              -
  Forfeited                                    -    $     -              -
  Outstanding at January 31, 2014        500,000    $  0.10              5
                                         -------    -------             ---
  Exercisable at January 31, 2014        500,000    $  0.10              5
                                         -------    -------             ---

The weighted average fair value of warrants granted at January 31, 2014 was $0.10. The exercise price of the warrants granted at January 31, 2014 equaled the estimated fair market value of the stock at the time of grant which was $0.10. No warrants were exercised during the current fiscal year. Accordingly, the Company did not realize any tax deductions related to the intrinsic value of exercised warrants.

In accordance with EITF 96-18 ' Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services', the total amount of share-based compensation expense recorded at January 31, 2014 of $48,192 will be fully recorded in the current year since no future services are required for the consultant to exercise the warrants.

Note 9 - Subsequent events:

Share Exchange - On August 19, 2014, we entered into an Agreement to Exchange Securities ("Share Exchange") with 4th Grade Films, Inc. ("FHGR"), pursuant to which FHGR will acquire approximately 90 % of the outstanding shares of Strainwise in exchange for 23,124,184 shares of FHGR's common stock. FHGR is a publicly-traded company, incorporated in Utah, with its common stock currently quoted on the OTC Bulletin Board. It is contemplated that the Exchange will qualify as a tax-free reorganization under the U.S. Internal Revenue Code.

As part of the Share Exchange, we paid $134,700 of FHGR's liabilities and purchased 1,038,000 shares of FHGR's common stock for $120,300 from two shareholders of FHGR. The 1,038,000 shares were returned to treasury and cancelled. FHGR also agreed to sell its rights to a motion picture, together with all related domestic and international distribution agreements, and all pre-production and other rights to the film, to a former officer and director of FHGR in consideration for the assumption by a shareholder of FHGR of all liabilities of FHGR (net of the $134,700 we paid) which were outstanding immediately prior to the closing of the transaction.

 The business combination will be accounted for as a reverse acquisition and recapitalization, using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction will be presented as a continuation of the Company. Under reverse acquisition accounting, the Company (subsidiary) is treated as the accounting parent (acquirer) and FGHR (parent) is treated as the accounting subsidiary (acquiree). As a result of the Share Exchange, FGHR has 24,431,184 outstanding shares of common stock, with the current shareholders of FGHR owning 1,307,000 of the post-closing shares.


Operating Leases - We entered into a lease agreement on March 7, 2014 to lease from an unrelated third party a grow facility of approximately 26,700 square feet ("Custer Lease") for a term of five years commencing on April 1, 2014. Lease payments are scheduled to be $29,200 per month for the first twelve months of the lease, and then are scheduled to be $27,500 per month for the subsequent 12 months, $28,325 per month for the subsequent 12 months, $29,170 per month for the subsequent 12 months and $30,035 per month for the final 12 months of the lease. Under the terms of the Custer Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $29,200 which was due and paid upon the execution of the Custer Lease. We have the option to renew the Custer Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the Custer Lease. We will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 460 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We will sublease this grow facility to the affiliated entities for a term of five years in an amount equal to the sum of
(i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, (iii) plus the amount of monthly amortization of tenant improvements, and (iv) a premium of forty percent. Revenue from the sublease of the Custer grow facility will be recognized on a monthly basis as the user is charged for the amount of the sublease

We entered into a lease agreement on April 1, 2014 to lease from an unrelated, third party a grow facility of approximately 65,000 square feet ("51st Ave Lease") for a term of five years and nine months. The terms of the 51st Ave Lease stipulates the payment of $15,000 per month, prorated if necessary, until such time that the Lessor is able to deliver a Certificate of Occupancy, which is scheduled to occur on August 1, 2014. Thereafter, lease payments are scheduled to be $176,456 per month for the first six months of the lease, and then are scheduled to be $221,833 per month for the subsequent 24 months, $231,917 per month for the subsequent 12 months, $242,000 per month for the subsequent 12 months and $247,041 per month for the final 12 months of the lease. Under the terms of the 51st Ave Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $150,000 one third of which was due and paid upon the execution of the 51st Ave Lease, the second third is due and payable after the first harvest or by October 1, 2014, and the final third is due and payable after the second harvest or by December 1, 2014.We have the option to renew the 51st Ave Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the 51st Avenue Lease. The lessor provides all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 1,940 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We will sublease this grow facility to the affiliated entities for a term of five years and nine months in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, and (iii) a premium of forty percent. Revenue from the sublease of the 51st Avenue grow facility will be recognized on a monthly basis as the user is charged for the amount of the sublease


We entered into a lease agreement on April 22, 2014 to lease from an unrelated, third party a grow facility of approximately 38,000 square feet ("Nome Lease") for a term of seven years. The lease payments are scheduled to be $44,570 per month for the first twelve months of the lease, and then are scheduled to be $46,151 per month for the subsequent 12 months, $47,743 per month for the subsequent 12 months, $49,334 per month for the subsequent 12 months and $50,925 per month for the subsequent 12 months, $52,517 per month for the subsequent 12 months, and $54,108 for the final 12 months of the lease. Under the terms of the Nome Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $133,679 one half of which was due and paid upon the execution of the Nome Lease, the final half was due and payable 30 days after the commencement date. We have the option to renew the Nome Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the Nome Lease. We will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 920 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We will sublease this grow facility to the affiliated entities for a term of seven years in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, (iii) plus the amount of monthly amortization of tenant improvements, and (iv) a premium of forty percent. Revenue from the sublease of the Nome grow facility will be recognized on a monthly basis as the user is charged for the amount of the sublease. Under the terms of the Nome Lease, the lessor agreed to provide financing for up to $750,000 of tenant improvements at an interest rate of 25%, payable monthly over 60 months. As of October 1, 2014, the $750,000 of tenant improvements had been completed at the facility, and we began paying monthly installments of $22,013 at that time. On December 1, 2014, the lease was modified to extend the lease term through April 30, 2025; and the lease payments were modified to be $88,616 per month for the period ending April 30, 2015, and then, for the following twelve months, are scheduled to be $90,207, $91,799, $93,390, $94,981, $73,578, $75,169, $76,761,
78,352, and then $79,943 per month. The modification of the lease included the cancellation of the $750,000 payable to the lessor for the financing of tenant improvements, and the extension of an additional $800,000 to be used by us for future tenant improvements. The full amount of $1,550,000 of tenant improvement financing to be provided by the lessor will be amortized over the extended term of the modified lease as a component of the monthly lease payments.


We entered into a lease agreement on June 10, 2014 to lease from an unrelated, third party a grow facility of approximately 113,000 square feet ("32nd Ave Lease") for a term of five years and nine months which will not become effective until the proper Licenses are awarded, expected to be September 1, 2014. The terms of the 32nd Ave Lease stipulates the payment of $25,000 per month, prorated if necessary, until such time that the Lessor is able to deliver a Certificate of Occupancy, which is scheduled to occur in early 2015. Thereafter, lease payments are scheduled to be $282,500 per month for the first Sixteen months of the lease, and then are scheduled to be $301,333 per month for the subsequent 12 months, $320,167 per month for the subsequent 12 months, and

$329,583 per month for the final 12 months of the lease. Under the terms of the 32nd Ave Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $250,000, $150,000 of which was due and paid upon the execution of the 32nd Ave Lease, and $100,000 due upon obtaining the Certificate of Occupancy. We have the option to renew the 32nd Ave Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the 32nd Ave Lease. The lessor will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 3,000 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We will sublease this grow facility to the affiliated entities for a term of five years and nine months in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, and (iii) plus the amount of monthly amortization of tenant improvements, and (iv) a premium of forty percent. Revenue from the sublease of the 32nd Avenue grow facility will be recognized on a monthly basis as the user is charged for the amount of the sublease.


Future minimum payments for these leases are:

            For the Year
          Ended January 31,          Amount
          -----------------          ------

               2015                $2,482,400
               2016                $7,656,012
               2017                $7,775,609
               2018                $8,174,906
               2019                $7,472,803


Convertible Note Payable - The Company issued $850,000 in a convertible note on March 20, 2014 (the "Note"). The Note has an interest rate of 25%, payable monthly, and matures on September 21, 2014. The outstanding principal balance of the Note, plus any accrued but unpaid interest on the Note, is convertible at any time on or before the maturity date at $1 per common share. The convertible note is personally guaranteed by our majority shareholder and by an officer and director of the Company.

On July 16, 2014, the terms of the Note were amended ("Amendment") wherein the holder of the Note elected to convert $200,000 of the principal of the Note into 293,000 of our common shares of stock at a price of $.6825 per share. As a component of the Amendment, we in turn elected to prepay the remaining principal balance of the Note, after the scheduled payment of the principal and accrued interest due the holder on July 24, 2014 and to pay a prepayment penalty of $11,250. The difference in the premium of the per share price of $0.6825 per the Amendment and the $1 per share per the Note, plus the amount of the prepayment penalty will be charged to interest expense ratably over the term of the Amendment.

Private Offering - Through a private offering of our common stock at $1 per share, we have collected $2,140,700 as of the date of the issuance of the financial statements, July 31, 2014. Coupled with the 293,000 common shares issued in connection with the conversion of the convertible note described above, 22,863,700 shares of common stock would be outstanding upon the completion of our stock offering. As part of the private offering, we sold warrants which entitle the holders to purchase up to 1,070,350 shares of our common stock. The warrants can be exercised at any time prior to January 31, 2019 at a price of $5.00 per share.

                                STRAINWISE, INC.


                          INTERIM FINANCIAL STATEMENTS

        For the three and six month periods ended July 31, 2014 and 2013




                                   (UNAUDITED)

                                STRAINWISE, INC.
                            CONDENSED BALANCE SHEETS

                                              (Unaudited)          (Audited)
                                             July 31, 2014      January 31, 2014
                                            --------------      ----------------
ASSETS
 Current assets:
    Cash                                     $   963,285            $     100
    Due from affiliated entities                 205,747                    -
    Prepaid expenses and other assets             91,244               10,000
                                             -----------            ---------
     Total current assets                      1,206,276               10,100

 Commercial operating property                   660,000                    -
 Tenant improvements and office equipment,
   net of accumulated amortization and
   depreciation of $59,115 and $0 at July 31,
   2014 and January 31,2014, respectively        412,621               10,500

 Prepaid expenses and other assets               296,187                    -
 Trademark, net of accumulated amortization
   of $427 and $61, at July 31, 2014 and
   January 31, 2014, respectively                 10,583               10,949
                                             -----------            ---------
         Total assets                        $ 2,639,667            $  31,549
                                             ===========            =========
LIABILITIES AND STOCKHOLERS' EQUITY
LIABILITIES
  Current liabilities:
    Accounts payable                         $    36,692            $       -
    Due to affiliated entities                         -               50,203
    Current portion of mortgage payable          155,000                    -
                                             -----------            ---------
       Total current liabilities                 191,692               50,203
    Mortgage payable                             440,000                    -
    Deferred rent                                 35,316                3,273
                                             -----------            ---------
         Total liabilities                       667,008               53,476

STOCKHOLDERS' (DEFICIT) EQUITY
  Common stock, no par value, 100,000,000
    shares authorized, 22,864,700 and
    20,430,000 issued and outstanding at
    July 31, 2014 and January 31, 2014,
    respectively                                       -                    -

  Additional Paid in Capital                   2,188,492                  100
  Share subscriptions receivable                 294,500                    -
  Subscriptions to common stock                 (294,500)                   -
 (Deficit) Retained Earnings                    (215,833)             (70,219)
                                             -----------            ---------
    Total stockholder's equity                 1,972,659              (21,927)
                                             -----------            ---------
 Total liabilities and stockholder's deficit $ 2,639,667            $  31,549
                                             ===========            =========



                             See accompanying notes.

                                STRAINWISE, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                            Six Months Ended     Three Months Ended
                                                July 31,             July 31,
                                            ----------------     ------------------
                                            2014        2013      2014         2013
                                            ----        ----      ----         ----

Revenues from affiliated entities
   Grow facilities usage fees           $  560,794    $     -   $ 107,167    $     -
   Sale of nutrient supplies               361,947          -     189,042          -
   Branding, marketing and
      administrative fees                  216,000          -     108,000          -
   Accounting and financial
      services fees                        144,000          -      72,000          -
   Compliance services fees                120,000          -      60,000          -
                                        ----------    -------    --------    -------
                                         1,402,741               536,209

Operating costs and expenses
  Compensation                             626,690          -     241,711          -

  Rent and other occupancy                 420,281          -      78,046          -

  Nutrient purchases                       190,498          -      99,496          -
    Depreciation and amortization           59,481          -      22,860          -

  General and administrative                44,857          -      34,187          -

  Professional, legal and consulting        40,620          -      26,323          -
                                        ----------    -------    --------    -------
     Total operating costs and expenses  1,382,427          -     502,623          -
                                        ----------    -------    --------    -------
Income from operations                      20,314          -      33,586          -
Other costs and expenses
   Loss on early extinguishment of debt    (93,000)         -           -          -
   Interest expense                        (72,928)         -     (39,718)         -
                                        ----------    -------    --------    -------
Loss before taxes on income               (145,614)         -      (6,132)         -
Provision for taxes on income                    -          -           -          -
                                        ----------    -------    --------    -------
Net loss                                $ (145,614)   $     -    $ (6,132)   $     -
                                        ==========    =======    ========    =======
Basic and fully diluted loss per
   common share                         $  (0.0068)   $     -    $(0.0003)         -
                                        ==========    =======    ========    =======
Basic and fully diluted weighted
   average number of shares outstanding 21,470,171          -  20,930,000          -
                                        ==========    =======  ==========    =======



                            See accompanying notes.

                                STRAINWISE, INC.
                        CONDENSED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                    Six                 Six
                                                months ended       months ended
                                               July 31, 2014      July 31, 2013
                                              --------------      -------------
Cash flows from operating activities:
  Net (loss)                                     $ (145,614)           $     -
Adjustments  to  reconcile  net  loss  to net
cash used in operating activities:
   Increase in amounts due from afffiliates        (255,949)                 -
   Increase  in  prepaid  expenses  and other
      assets                                       (322,987)                 -
   Depreciation and amortization                     59,144                  -
   Increase in accounts payable                      36,845
   Increase in deferred rent                         31,890                  -
 Decrease in trademark                                  366                  -
                                                 ----------           --------
    Net cash flow used in operating activities     (596,671)                 -

Cash flows from investing activities:
   Investment in commercial operating building     (660,000)
   Investment in tenant improvements and
      office equipment                             (515,344)                 -
                                                 ----------           --------
    Net cash flow used in investing activities   (1,175,344)                 -

Cash flows from financing activities:
   Proceeds from common stock subscriptions       1,847,200                100
   Common  stock issued upon conversion of
      convertible note payable                      293,000                  -
   Proceeds from mortgage                           595,000                  -
   Proceeds from convertible note payable,
      inclusive of discount of $45,000              895,000                  -
   Payments on convertible notes payable           (895,000)                 -
                                                 ----------           --------
  Net cash flows from financing activities        2,735,200                100
                                                 ----------           --------
Net cash flows                                      963,185                100
Cash and equivalent, beginning of period                100                  -
                                                 ----------           --------
Cash and equivalent, end of period               $  963,285           $    100
                                                 ==========           ========
Supplemental cash flow disclosures:
   Cash paid for interest                        $   72,928           $      -
                                                 ==========           ========
   Cash paid for income taxes                    $        -           $      -
                                                 ==========           ========



                             See accompanying notes.

                                STRAINWISE, INC.
         STATEMENT OF CHANGES IN CONDENSED STOCKHOLDERS' DEFICIENCY For
        the Period from June 8, 2012 (date of inception) to July 31, 2014
                                   (UNAUDITED)

                                                       Additional
                                                         Capital       Deficit
                                                           In        Accumulated
                                   Common Stock          Excess           in
                                --------------------     of Par      Development
                                 Shares     Amount        Value          Stage       Total
                                -------     -------    -----------   -----------   -------

   Balance, June 8, 2012,              -    $     -     $     -   $     -        $     -
   inception

   Membership interest issued
   for cash                            -          -         100         -            100

   Net loss                            -          -           -         -              -
                               ---------    -------     -------   -------        -------
   Balance, January 31, 2013           -          -         100         -            100

   Conversion of common
   shares
   for membership interest    20,430,000          -           -         -              -

   Stock-based compensation            -          -      48,192         -         48,192

   Net loss for the period             -          -           -   (70,219)       (70,219)
                               ---------    -------     -------   -------        -------
   Balance, January 31, 2014  20,430,000          -      48,292   (70,219)      $(21,927)

   Shares issued upon the
   conversion
   of convertible debt           293,000         -     293,000         -         293,000

   Shares issued in private
   offering                    1,847,200         -   1,847,200         -       1,847,200

   Subscriptions to common
   stock                         294,500         -     294,500          -        294,500

   Share subscriptions
   receivable                          -         -    (294,500)         -       (294,500)

   Net loss                            -         -           -   (145,614)      (145,614)
                               ---------    ------- ----------   --------     ----------
    Balance, July31, 2014     22,906,200    $    -  $2,188,492   (215,833)    $1,972,659
                              ==========    ======  ==========   ========     ==========


                             See accompanying notes.

                                STRAINWISE, INC.
                   Notes to the Unaudited Financial Statements
                                  July 31, 2014



Note 1 - Organization and summary of significant accounting policies:

Following is a summary of our organization and significant accounting policies:

Organization and nature of business - STRAINWISE, INC. (identified in these footnotes as "we" "us" or the "Company") provides branding and fulfillment services to entities in the cannabis retail and production industry. The Company was incorporated in the state of Colorado as a limited liability company on June 8, 2012, and subsequently converted to a Colorado corporation on January 16, 2014.

The Company provides sophisticated fulfillment and branding services and solutions to (i) the six grow facilities and eight retail stores (seven of which sell recreational and medical marijuana to the public and one of which only sells medical marijuana to the public) owned by an officer and director of the Company ("Affiliated Entities") and (ii) makes such services available to independent retail stores and grow facilities in the regulated cannabis industry throughout the United States.

The branding and fulfillment services that we currently provide are summarized, as follows:

     o Branding, Marketing and Administrative Consulting Services: Customers may contract with us to use the Strainwise name, logo and affinity images in their retail store locations. A monthly fee permits our branding customer to use the Strainwise brand at one specific location. In addition, we will assist operators in marketing and managing their businesses, setting up new retail locations and general business planning and execution at an hourly rate. This includes services to establish an efficient, predictable production process, as well as, nutrient recipes for consistent and appealing marijuana strains.

     o Accounting and Financial Services: For a monthly fee, we provide our customers with a fully implemented general ledger system, with an industry centric chart of accounts, which enables management to readily monitor and manage all facets of a marijuana medical dispensary, retail store and grow facility. We provide bookkeeping, accounts payable processing, cash management, general ledger processing, financial statement preparation, state and municipal sales tax filings, and state and federal income tax compilation and filings on behalf of the Company and the Captive Stores on an ongoing basis.

     o Compliance Services: The rules, regulations and state laws governing the production, distribution and retail sale of marijuana can be complex, and may prove cumbersome with which to comply. Thus, customers may contract with us to implement a compliance process, based upon the number and type of licenses and permits for their specific business. We provide this service on both an hourly rate and stipulated monthly fee.

     o Nutrient Supplier: The Company presently is a bulk purchaser of nutrients and other cultivation supplies for the sole purpose of growing marijuana. As a result, we are able to make bulk purchases with price breaks, based upon volume. We serve as a sole source nutrient purchasing agent and distributor with pricing based upon our bulk purchasing power.

     o Lending: We will provide loans to individuals and businesses in the cannabis industry. However, Colorado State law does not allow entities operating under a cannabis license to pledge the assets or the license of the cannabis operation for any type of general borrowing activity. Thus, our lending will be on an unsecured basis, with reliance on a personal guarantee of the borrower.

     o Lease of Grow Facilities and Equipment: We lease grow equipment and facilities on a turn-key basis to customers in the cannabis industry. We will also enter into sale lease backs of grow lights, tenant improvements and other grow equipment.

 We do not directly grow marijuana plants, produce marijuana infused products, sell marijuana plants and or sell marijuana infused products of any nature.

 Share exchange - As more fully described in Note 10 herein, in July 2014, we entered into a share exchange agreement ("Share Agreement") with 4th Grade Films, Inc. ("FHGR"), pursuant to which FHGR will acquire approximately 3.85 % of the outstanding shares of Strainwise in exchange for 23,124,184 shares of FHGR's common stock. FHGR is a publicly-traded company, incorporated in Utah, with its common stock currently quoted on the OTC Bulletin Board. It is contemplated that the Exchange will qualify as a tax-free reorganization under the U.S. Internal Revenue Code.

 The business combination will be accounted for as a reverse acquisition and recapitalization, using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction will be presented as a continuation of the Company. Under reverse acquisition accounting, the Company (subsidiary) is treated as the accounting parent (acquirer) and FHGR (parent) is treated as the accounting Subsidiary (acquiree). If the Share Exchange is completed, FHGR will have 24,431,184 outstanding shares of common stock, with the current shareholders of FHGR owning 1,307,000 of the post-closing shares.

Basis of presentation - The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and cash equivalents - For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents. During 2014, the Company entered into an agreement with our Chief Executive Officer to hold all of our cash funds in his personal bank account in trust for the Company. Because of current banking regulations, marijuana centric entities are not afforded normal banking privileges, and thus, we were not able to obtain a corporate bank account at a federally charted bank until well into the end of the second quarter of operations in 2014. Under the terms of our trust agreement with our Chief Executive Officer, he agreed to hold our cash in his personal bank account and to make payments of our funds only for our business purposes and to allow daily access to the bank account for ongoing oversight of his fiduciary responsibility to the Company. Additionally, the trust agreement required that the Chief Executive Officer make copies available of all transactions applicable to our operations to our accounting staff on a weekly, or as requested basis.


Prepaid expenses and other assets - The Company pays rent in advance of the rental period. The Company records the carrying amount as of the balance sheet date of rental payments made in advance of the rental period; such amounts are charged against earnings within one year. The Company also capitalizes any prepaid expenses related to the reverse merger.

The amount of prepaid expenses and other assets as of July 31, 2014 and 2013 is $387,431 and $0, respectively.

Current prepaid expenses and other assets are comprised of the following:

                                              July 31,          January  31,
                                                2014                2014
                                              -------           ------------

    Prepaid reverse merger fees               $ 39,965            $     -
    Prepaid rent                                29,200                  -
    Legal retainer                              12,079                  -
    Rent deposits                               10,000             10,000
                                              --------            -------
                                              $ 91,244            $10,000
                                              ========            =======

Noncurrent prepaid expenses and other assets are comprised of the following:

                                              July 31,          January  31,
                                                2014                2014
                                              -------           ------------

    Prepaid rent                              $ 54,108            $     -
    Security deposits                          242,079                  -
                                              --------            -------
                                              $296,187            $     -
                                              ========            =======

Fair value of financial instruments and derivative financial instruments - The carrying amounts of cash and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of our foreign exchange, commodity price or interest rate market risks.

The FASB Codification clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1:  Quoted prices in active markets for identical assets or liabilities.


Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.


Commercial Operating Property - On July 26, 2014 we purchased a commercial property that was previously leased by one of our affiliates, which we have leased back to the affiliate. The commercial property consists of land and a building that contains both a retail store and a grow facility. We have allocated $220,000 and $440,000 of the purchase price to the cost of land and to the cost of the improvements to the building, respectively, based upon management's best estimate and belief. Management's estimate and belief was based upon consideration of (i) replacement cost, (ii) limited knowledge of comparable sales, (iii) anticipated future income generation, and (iv) single use, internally. No intangible asset value was assigned to the lease on the property since the lease was immediately cancelled upon the completion of the purchase. The cost of the improvements to the building will be depreciated on a straight line method over 27.5 years, which we believe is the useful life of this asset.


Tenant improvements and office equipment - Tenant improvements are recorded at cost, and are amortized over the lesser of the economic life of the asset or the term of the applicable lease period. However, we determined that term of the leases applicable to our tenant improvements are less than the economic life of the respective assets that comprise our tenant improvements. Office equipment is recorded at cost and is depreciated under straight line methods over each item's estimated useful life. We review our tenant improvements and office equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Maintenance and repairs of property and equipment are charged to operations. Major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Tenant improvements and office equipment, net of accumulated amortization and depreciation are comprised of the following:

                                                   July 31,         January  31,
                                                     2014              2014
                                                   -------          -----------
Tenant improvements:
  Upgrades of HVAC systems                         $215,646          $     -
  Upgrades of electrical generators
    and power equipment                             143,516                -
    Structural improvements                          44,050                -

Office equipment:
  Computer equipment                                 19,072                -
  Office furniture and fixtures                      24,451           10,500
  Machinery                                          25,000                -
                                                   --------          -------
                                                    463,673           10,500

  Accumulated amortization and depreciation         (59,114)               -
                                                   --------          -------
                                                   $412,621          $10,500
                                                   ========          =======

Tenant improvements are amortized over the term of the lease, and office equipment is depreciated over its useful lives, which has been deemed by management to be three years. Amortization and depreciation expense for the six months ended July 31, 2014 and 2013 was $59,411 and $0, respectively.

Income taxes - The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Long-Lived Assets - In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Trademarks - Trademarks and other intangible assets are stated at cost and are amortized using the straight-line method over fifteen years. Accumulated amortization was $427 and $0 at July 31, 2014 and 2013, respectively and consisted of the following at July 31, 2014:

                                    Gross
                                   Carrying      Accumulated
                                    Amount       Amortization          Net
                                 -----------     ------------    ---------------
               Trademarks          $11,010           $427          $ 10,583
                                   =======           ====          ========

Deferred Rent - The Company recognizes rent expense from operating leases on the straight-line basis. Differences between the expense recognized and actual payments are recorded as deferred rent.

Revenue recognition - Revenue is recognized on an accrual basis as earned under contract terms. Revenue from affiliated entities is recognized as follows:


o Branding, Marketing and Administrative Services Revenue: Under the terms of ten year master service agreements, we allow affiliated entities to use the Strainwise brand for both retail and marketing purposes at one location, plus we provide administrative services to assist the employees of the affiliated entities to operate the business of that related location, Also, under long term master service agreements, we provide administrative and management services to assist employees of affiliated entities to operate their grow facilities. We charge the affiliated entities a monthly fee of approximately $4,500 a month for the branding, marketing and administrative services and $4,500 to $20,000 for grow facility rent. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the service, (iv) have the credit risk, and (v) there are no additional milestone that need to be met other than actually providing the services, in accordance with ASC 605-45-45, the revenue is recognized on monthly basis in accordance with the terms of the applicable master service agreement.

o Accounting and Financial Services Revenue: Under the terms of a ten year master service agreement, we have agreed to provide our affiliated entities with a fully implemented general ledger system, coupled with an industry centric chart of accounts, which enables management to readily monitor and manage all accounting and financial facets of a marijuana medical dispensary, retail store and/or grow facility. Under the terms of the master service agreement we have also agreed to provide bookkeeping, accounts payable processing, cash management, general ledger processing, financial statement preparation, state and municipal sales tax filings, and state and federal income tax compilation and filings. Under the terms of the master service agreement, we provide the above described accounting and financial services for a monthly fee of $3,000. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the services, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually providing the above described services, in accordance with ASC 605-45-45, the revenue is recognized on monthly basis in accordance with the terms of the applicable master service agreement.

o Compliance Services Revenue: Under the terms of a ten year master service agreement, we provide the affiliated entities with a compliance process that includes the preparation and filing of state, city and municipal applications and renewals of licenses in accordance with the rules, regulations and state laws governing the production, distribution and retail sale of marijuana. We provide this service to our affiliate entities under the terms of a master service agreement for a monthly fee of $2,500. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the services, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually providing the above described services, in accordance with ASC 605-45-45, the revenue is recognized on monthly basis in accordance with the terms of the applicable master service agreement.

o Nutrient Sales: Under the terms of a ten year master service agreement, we serve as a sole source nutrient purchasing agent and distributor for our affiliated entities, with pricing based upon our bulk purchasing power. We charge the affiliated entities for nutrients supplied to them at the cost of the nutrients, plus a premium of ninety percent. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the service, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually buying and delivering the above nutrients to the affiliated entity, in accordance with ASC 605-45-45, the revenue is recognized in the month in which the nutrient is actually delivered to the related entity.

o Grow Facilities Revenue: Under the terms of a ten year master service agreement, we lease grow facilities and equipment for a period equal to the term of the underlying lease with an independent, third party lessor in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, (iii) plus the amount of monthly amortization of tenant improvements, and (iv) plus a premium of forty percent. Since we (i) are the primary obligor, (ii) determine the price, (iii) perform the services, (iv) have the credit risk, and (v) there are no additional milestones that need to be met other than actually leasing the facilities and equipment to the respective affiliated entity, in accordance with ASC 605, the revenue is recognized in the month in which the lease payments are made to us by lessee.


Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. From our Inception there have been no differences between our comprehensive loss and net loss.

Net income per share of common stock - We have adopted applicable FASB Codification regarding Earnings per Share, which require presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

Note 2 - Going concern:
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended July 31, 2014, the Company has had limited operations. As of July 31, 2014, the Company has not become profitable. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to begin operations and to achieve a level of profitability. The Company intends to continue financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Related Party Transactions:

Substantially all of our revenues to date have been derived from long term contracts with a group of entities that are majority owned by our Chief Executive Officer, who is also the husband of our majority owner and President. Note that all terms and contracts related to related party revenue are determined by related parties and these terms can change at any time.

Related party revenue was $1,402,741 and $0, respectively, for the six months ended July 31, 2014 and 2013. As of July 31, 2014 and 2013, we had accounts receivable from affiliated entities of $550,000 and $0, respectively. As of July 31, 2014 and 2013, we had accounts payable to affiliated entities of $344,253 and $0, respectively.

Note 4 - Operating Leases:

The Company entered into a lease agreement with an affiliate for our corporate office needs. The lease is for a 31 month period, commenced in January 2014 for 6,176 square feet at an annual rate of $64,848 for the first twelve months, $67,936 for the subsequent 12 months, and $41,431 for the subsequent 7 months paid monthly, through October 31, 2016. This lease to the Company is on the same terms and conditions as is the direct lease between the affiliate and the independent lessor. Consequently, we believe that the lease terms to the Company are comparable to lease terms we would receive directly from third party lessors in our market, because the related party terms mirror the terms of the direct lease between the independent, third party lessor and the affiliated entity.


We entered into a lease agreement on March 7, 2014 to lease from an unrelated third party a grow facility of approximately 26,700 square feet ("Custer Lease") for a term of five years commencing on April 1, 2014. Lease payments are scheduled to be $29,200 per month for the first twelve months of the lease, and then are scheduled to be $27,500 per month for the subsequent 12 months, $28,325 per month for the subsequent 12 months, $29,170 per month for the subsequent 12 months and $30,035 per month for the final 12 months of the lease. Under the terms of the Custer Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $29,200 which was due and paid upon the execution of the Custer Lease. We have the option to renew the Custer Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the Custer Lease. We are responsible to provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 460 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We sublease this grow facility to an affiliated entity under the terms of a Master Service Agreement for a term of five years in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month,
(iii) plus the amount of monthly amortization of tenant improvements, and (iv) plus a premium of forty percent. Revenue from the sublease of the Custer grow facility is recognized on a monthly basis as the user is charged for the amount of the sublease

We entered into a lease agreement on April 1, 2014 to lease from an unrelated third party a grow facility of approximately 65,000 square feet ("51st Ave Lease") for a term of five years and nine months. The terms of the 51st Ave Lease stipulates the payment of $15,000 per month, prorated if necessary, until such time that the Lessor is able to deliver a Certificate of Occupancy, which is scheduled to occur on August 1, 2014. Thereafter, lease payments are scheduled to be $176,456 per month for the first six months of the lease, and then are scheduled to be $221,833 per month for the subsequent 24 months, $231,917 per month for the subsequent 12 months, $242,000 per month for the subsequent 12 months and $247,041 per month for the final 12 months of the lease. Under the terms of the 51st Ave Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $150,000 one third of which was due and paid upon the execution of the 51st Ave Lease, the second third is due and payable after the first harvest or by October 1, 2014, and the final third is due and payable after the second harvest or by December 1, 2014. We have the option to renew the 51st Ave Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the 51st Avenue Lease. The lessor provides all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 1,940 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We sublease this grow facility to an affiliated entity under the terms of a Master Service Agreement for a term of five years and nine months in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, and (iii) a premium of forty percent. Revenue from the sublease of the 51st Avenue grow facility is recognized on a monthly basis as the user is charged for the amount of the sublease

We entered into a lease agreement on April 22, 2014 to lease from an unrelated third party a grow facility of approximately 38,000 square feet ("Nome Lease") for a term of seven years. The lease payments are scheduled to be $44,570 per month for the first twelve months of the lease, and then are scheduled to be $46,151 per month for the subsequent 12 months, $47,743 per month for the subsequent 12 months, $49,334 per month for the subsequent 12 months and $50,925 per month for the subsequent 12 months, $52,517 per month for the subsequent 12 months, and $54,108 for the final 12 months of the lease. Under the terms of the Nome Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $133,679 one half of which was due and paid upon the execution of the Nome Lease, the final half was due and payable 30 days after the commencement date. We have the option to renew the Nome Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the Nome Lease. We are responsible to provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 920 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We sublease this grow facility to an affiliated entity under the terms of a Master Service Agreement for a term of seven years in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, (iii) plus the amount of monthly amortization of tenant improvements, and (iv) a premium of forty percent. Revenue from the sublease of the Nome grow facility is recognized on a monthly basis as the user is charged for the amount of the sublease.

We entered into a lease agreement on June 10, 2014 to lease from an unrelated third party a grow facility of approximately 113,000 square feet ("32nd Ave Lease") for a term of five years. The Lease will not become fully effective until we are awarded the necessary licenses, and the Lessor is able to deliver a Certificate of Occupancy, which is presently estimated to occur sometime during early to mid-2015. The terms of the 32nd Ave Lease stipulate the payment of $25,000 per month, prorated if necessary, until such time that the Lessor is able to deliver a Certificate of Occupancy Thereafter, lease payments are scheduled to be $282,500 per month for the first 24 months of the lease, and then are scheduled to be $301,333 per month for the subsequent 12 months, $320,167 per month for the subsequent 12 months, and $329,583 per month for the final 12 months of the lease. Under the terms of the 32nd Ave Lease, we are obligated to reimburse the lessor for operating expenses applicable to the leased property, and we are obligated to pay a security deposit of $250,000, $150,000 of which was due and paid upon the execution of the 32nd Ave Lease, and $100,000 due upon obtaining the Certificate of Occupancy. We have the option to renew the 32nd Ave Lease at the end of the term of the lease at a mutually agreed upon rate per square foot; there is no option to purchase the property underlying the 32nd Ave Lease. The lessor will provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 3,000 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of the economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We will sublease this grow facility to an affiliated entity under the terms of a Master Service Agreement for a term of five years in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month, (iii) plus the amount of monthly amortization of tenant improvements, and (iv) a premium of forty percent. Revenue from the sublease of the 32nd Avenue grow facility will be recognized on a monthly basis as the user is charged for the amount of the sublease.


Future minimum payments for these leases are:

                For the 12 Months Ending
                July 31,     Amount

                  2015     $3,489,943
                  2016     $6,684,521
                  2017     $7,068,464
                  2018     $7,426,161
                  2019     $7,487,900

Note 5 - Issuance of Shares:

The Company was originally organized as a limited liability company on June 8, 2012 with $100 of membership equity. On January 16, 2014, the Company converted to a corporation and issued a total of 20,340,000 shares in exchange for the one hundred percent of the membership interests owned by the majority shareholder and President of the Company. As of July 31, 2014, there were a total of 22,864,700 shares of common stock issued and outstanding. Through a private offering of our common stock at $1 per share, we have collected $1,847,000 from subscribers as for July 31, 2014 for 1,847,000 shares. The total shares of common stock that would be issued and outstanding upon the completion of our stock offering and the issuance of shares to the current subscribers, the total amount of our common shares issued and outstanding would be 22,947,700 shares.

Note 6 - Income Taxes:

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities. The deferred tax assets and liabilities are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

The Company adopted the provisions of ASC 740, "Income Taxes" on July1, 2007. FASB ASC 740 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more-likely-than-not" recognition threshold at the effective date to be recognized upon the adoption of FASB ASC 740 and in subsequent periods. The components of the income tax provision are as follows:

                                                      Six Months Ended July 31,
                                                     --------------------------
                                                        2014            2013
                                                     -----------     ----------

        Income tax expense (benefit):
           Current:
              Federal                                 $ 39,016        $      -
              State                                     10,277               -
                                                      --------        --------
        Deferred income tax expense (benefit):         (49,293)              -
        Valuation allowance                             49,223               -
                                                      --------        --------
        Provision                                     $      -        $      -
                                                      ========        ========

We have a net operating loss carryforward for financial statement reporting purposes of $76,351 from the year ended January 31, 2014

Note 7 - Convertible Note Payable:

The Company issued a convertible note in the amount of $850,000 on March 20, 2014 (the "Note"). This Note was subsequently amended, and the unpaid principal balance was converted into common stock, as more fully described below. The Note had an interest rate of 25%, payable monthly, and was scheduled to mature on September 21, 2014. The outstanding principal balance of the Note, plus any accrued but unpaid interest on the Note, was convertible at any time on or before the maturity date at $1 per common share. The Note was personally guaranteed by our majority shareholder and by an officer and director of the Company.

On July 16, 2014, the terms of the Note were amended ("Amendment") wherein the holder of the Note elected to convert $200,000 of the principal of the Note into 293,000 of our common shares of stock at a price of $.6825 per share. As a component of the Amendment, we in turn elected to prepay the remaining principal balance of the Note, after the scheduled payment of the principal and accrued interest due the holder on July 24, 2014, and to pay a prepayment penalty of $11,250. The difference of $93,000 in the premium of the per share price of $0.6825 per share per the Amendment and the $1 per share per the Note, plus the amount of the prepayment penalty was charged to the loss on the early extinguishment of debt and interest expense, respectively.

Note 8 - Mortgage Payable


On July 26, 2014 the company entered into a mortgage payable for the purpose of purchasing a commercial operating property that contains a grow facility and retail store, which we lease to one of our affiliated entities. The amount of the mortgage is $595,000, has a three year term, and has no stated rate of interest. In accordance with ASC 835-30, we imputed an interest rate for the mortgage of 21.36%. The mortgage is payable in varying amounts from $11,000 to $36,000 per month, which includes interest at stated amount of $6,000 per month, with a balloon payment of $126,000 due in the thirty-sixth month of the term. We account for the mortgage on a straight line basis with an imputed monthly payment of principal and interests in the amount of $22,301 per month. The difference between the imputed monthly payment amount and actual payment amounts is recorded as an increase or decrease to deferred interest expense, at the time a monthly payment is made. Actual cash payments of principal and interest due under the terms of the mortgage over the subsequent three year period are, as follows:


Period ended July 31,

2015 - $221,000
2016 - $232,000
2017 - $232,000
2018 - $126,000

The mortgage is also personally guaranteed by Shawn Phillips, an affiliate of the Company.

Note 9 - New accounting Pronouncements:

The Financial Accounting Standards Board ("FASB") periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. The Company has reviewed the recently issued pronouncements and concluded that there are no new accounting standards are applicable to the Company. The Company elected to adopt ASU 2014-10, Development Stage Entities: Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage. The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Note 10 - Subsequent Events:

Share Exchange - On August 19, 2014, we entered into an Agreement to Exchange Securities ("Share Exchange") with 4th Grade Films, Inc. ("FHGR"), pursuant to which FHGR acquired approximately 90 % of the outstanding shares of Strainwise, Inc. a privately held Colorado corporation ("Strainwise Colorado") in exchange for 23,124,184 shares of FHGR's common stock.

As part of the Share Exchange, we paid $134,700 of FHGR's liabilities and purchased 1,038,000 shares of FHGR's common stock for $120,300 from two shareholders of FHGR. The 1,038,000 shares were returned to treasury and cancelled. FHGR also agreed to sell its rights to a motion picture, together with all related domestic and international distribution agreements, and all pre-production and other rights to the film, to a former officer and director of FHGR in consideration for the assumption by a shareholder of FHGR of all liabilities of FHGR (net of the $134,700 we paid) which were outstanding immediately prior to the closing of the transaction.

On September 12, 2014 FHGR acquired the remaining outstanding shares of Strainwise Colorado in exchange for the issuance of 2,517,000 shares of FHGR's common stock.

The business combination will be accounted for as a reverse acquisition and recapitalization, using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction will be presented as a continuation of the Company. Under reverse acquisition accounting, we are treated as the accounting parent (acquirer) and FGHR (parent) is treated as the accounting subsidiary (acquiree).

Private Stock Offering - Through a private offering of our common stock at $1 per share, we collected $2,141,700 from subscribers as of July 31, 2014 for 2,141,700 shares of our common stock, and we collected an additional $83,000 from August 1, 2014 through the date of the issuance of the financial statements, September 30, 2014. Thus, total subscriptions to common stock through the private offering is 2,224,700 shares. Coupled with the 293,000 common shares issued in connection with the conversion of the convertible note described above, the total number of shares of common stock that would be issued and outstanding upon the completion of our stock offering and the issuance of shares to the current subscribers and the convertible note holder, the total amount of our common shares issued and outstanding would be 26,984,884 shares.


Operating Lease - We entered into a lease agreement on September 11, 2014 with an unrelated third party to lease a grow facility of approximately 20,000 square feet ("Bryant St. Lease") for a term of ten years. During the first 12 months of the lease, lease payments are scheduled to be $23,984 for the first four months and 24,531 for the next eight months, and then are scheduled to be $24,647, $25,140, $31,221, $31,845, $32,483, $33,132, $33,794, $34,470, and $35,160 for
the second through the tenth year of the lease, respectively. We are not required to provide any security deposits or first and last month's rental amounts. We have an option to purchase the building for $2,400,000 at any time during the first 36 months of the lease, provided that we deliver a purchase option notice to the Lessor prior to the end of the 33rd month of the lease. We are responsible to provide all of the tenant improvements that will enable the continuous cultivation of marijuana plants under approximately 370 grow lights. We account for this lease as an operating lease rather than as a capital lease, because the lease does not transfer ownership to us at the end of the lease, there is no bargain purchase price for the grow facility as a component of the lease, the terms of the lease are less than 75% of th economic life of the grow facility, and the current present value of the minimum lease payments is less than 90% of the fair market value of the asset. We lease this grow facility to an affiliated entity under the terms of a Master Services Agreement on a long term basis in an amount equal to the sum of (i) the monthly lease payment, (ii) plus the cost of reimbursed operating expenses paid to the lessor each month,
(iii) plus the amount of monthly amortization of tenant improvements, and (iv) a premium of forty percent.. Revenue from the sublease of the Bryant Street grow facility is recognized on a monthly basis as the user is charged for the amount of the sublease.

Tenant Improvement Financing - Under the terms of the Nome Lease, which was entered into on April 22, 2014, the Lessor agreed to provide financing for up to $750,000 of tenant improvements at an interest rate of 25%, payable monthly over 60 months. As of October 1, 2014, the $750,000 of tenant improvements had been completed at the facility and we began paying monthly installments of $22,013 at that time. On December 1, 2014, the lease was modified to extend the lease term through April 30, 2025; and the lease payments were modified to be $88,616 per month for the five months ending April 30 2015, and then, for the following twelve months, are scheduled to be $90,207, $91,799, $93,390, $94,981, $73,578,
$75,169, $76,761, 78,352, and then $79,943 per month. The modification of the lease included the cancellation of the $750,000 payable to the lessor for the financing of tenant improvements, and the extension of an additional $800,000 to be used by us for future tenant improvements. The full amount of $1,550,000 of tenant improvement financing to be provided by the lessor will be amortized over the extended term of the modified lease as a component of the monthly lease payments.

                                STRAINWISE, INC.
                       Condensed Pro Forma Balance Sheets
                                   (Unaudited)

Pro Forma Combined Information

The following unaudited pro forma condensed combined balance sheet as of July 31, 2014 is based on (i) the historical balance sheet of Strainwise, Inc. as of July 31, 2014 and (ii) the historical balance sheet of 4th Grade Films, Inc. as of June 30, 2014.


                                  Strainwise,    4th  Grade                           Strainwise, Inc.
                                     Inc.       Films, Inc.    Notes    Adjustments     Pro Forma
                                  ----------    -------=---    ------   -----------   ----------------
ASSETS
Current assets:

Cash                              $ 963,285      $    28        (1)      (255,000)      $ 708,285

Due from affiliated enities         205,747            -                                  205,747
Prepaid expenses and
    other assets                     91,244            -                                   91,244
                                  ---------      -------                ---------       ---------
  Total current assets            1,206,276           28                                1,005,276
Commercial operating property       660,000            -                                  660,000
Tenant improvements and office
   equipment, net of accumulated
   amortization and depreciation
   of $59,115                       412,621            -                                  412,621
Prepaid expenses and other assets   296,187            -                                  296,187
Trademark, net of accumulated
   amortization of $427              10,583            -                                   10,583
                                 ----------      -------                               ----------
        Total                    $2,639,667      $    28                               $2,384,667
                                 ==========      =======                               ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT
LIABILITIES
 Accounts payable                $   36,692      $     -                               $   36,692

Payable to Shareholder                    -       27,186         (1)      (22,567)              -
                                                                 (2)       (4,619)

Current portion of mortgage
   payable                          155,000            -                                  155,000
Deferred revenue                          -        1,500         (1)       (1,500)              -
Income taxes payable                      -          100         (1)         (100)              -
                                 ----------      -------                               ----------
   Total current liabilities        191,692       28,786                                  191,692
Mortgage payable                    440,000            -                                  440,000
Note payable to shareholder               -      110,533         (1)     (110,533)              -
Deferred rent                        35,316            -                                   35,316
                                 ----------      -------                               ----------
    Total liailities                667,008      139,319                                  667,008

STOCKHOLDERS' (DEFICIT) EQUITY
Common stock, no par value,
   100,000,000 shares authorized,
   26,865,884 issued and outstanding      -       23,450         (1)      (23,450)              -

Additional Paid in Capital        2,188,492      123,762         (1)     (120,300)      1,933,492
                                                                 (2)     (258,462)
Share subscriptions receivable      294,500            -                                  294,500
Subscriptions to common stock      (294,500)           -                                 (294,500)
(Deficit) Retained Earnings        (215,833)    (286,503)        (2)      286,503        (215,833)
                                 ----------      -------                               ----------

Total stockholder's equity
   (deficit)                      1,972,659     (139,291)                              (1,717,659)
                                 ----------      -------                               ----------
              Total              $2,639,667     $     28                               $2,384,667
                                 ==========     ========                               ==========


                             See accompanying notes.

                                STRAINWISE, INC.
                  Condensed Pro Forma Statements of Operations
                                   (Unaudited)

The following unaudited pro forma condensed combined statements of operations and comprehensive loss for the twelve months ended January 31, 2014 is based on
(i) the historical results of operations of Strainwise, Inc. for the twelve months ended January 31, 2014, and (ii) the historical results of operations of 4th Grade Films, Inc. for the twelve months December 31, 2013.


                                  Strainwise,    4th  Grade                           Strainwise, Inc.
                                     Inc.       Films, Inc.    Notes    Adjustments       Pro Forma
                                  ----------    -------=---    ------   -----------   ----------------
Revenues from affiliated
  entities and related parties
 Branding, marketing and
   administrative fees            $ 70,000         $    -                                 $ 70,000
 Sale of nutrient supplies          34,378                                                  34,378
                                         -          2,141        (2)       (2,141)               -
                                  --------        -------                                 --------
                                   104,378          2,141                                  104,378
Operating costs and expenses
Professional, legal and
   accounting                       60,725         18,040        (2)      (18,040)          60,725
  Compensation                      60,560              -                                   60,560
  Financing costs                   20,000              -                                   20,000
  Nutrient purchases                18,094              -                                   18,094
  Impairment of film                     -         12,200        (2)      (12,200)               -

  Rent and other occupancy           5,404              -        (2)       (1,118)           5,404
  General and administrative         9,753          1,118                                    9,753
      Amortization                      61              -                                       61
                                  --------        -------                                 --------
     Total operating costs
        and expenses               174,597         31,358                                  174,597
Loss from operations               (70,219)       (29,217)                                 (70,219)
Interest expense                         -         (8,888)       (2)       (8,888)               -
                                  --------        -------                                 --------
Loss before taxes on income        (70,219)       (38,105)                                 (70,219)
Provision for taxes on income            -           (100)       (2)         (100)               -
                                  --------        -------                                 --------
Net loss                         $ (70,219)       (38,205)                                 (70,219)
                                 =========        =======                                 ========

Basic and fully diluted loss
  per common share               $  (0.082)      $  (0.10)                                $ (0.003)
                                 =========       ========                                 ========
Basic and fully diluted number
  of shares outstanding          1,351,250      2,345,000                               26,948,884
                                 =========      =========                               ==========


                             See accompanying notes.

                                STRAINWISE, INC.
                  Condensed Pro Forma Statements of Operations
                                   (Unaudited)

The following unaudited pro forma condensed combined statement of operations and comprehensive loss for the six months ended July 31, 2014 is based on (i) the historical results of operations of Strainwise, Inc. for the six months ended July 31, 2014, and (ii) the historical results of operations of 4th Grade Films, Inc. for the six months ended June 30, 2014.


                                  Strainwise,    4th  Grade                           Strainwise, Inc.
                                     Inc.       Films, Inc.    Notes    Adjustments       Pro Forma
                                  ----------    -------=---    ------   -----------   ----------------

Revenues from affiliated entities $1,402,741     $      -                                $ 1,402,741
Operating costs and expenses
  Nutrient purchases                 190,498            -                                    190,498
  Compensation                       626,690            -                                    262,690
  Rent and other occupancy           420,281          225        (2)          225            420,281
  Professional, legal and
     consulting                       40,620        2,400        (2)        2,400             40,620
  Amortization and depreciation       59,481                                                  59,481
  General and administrative          44,857                                                  44,857
                                   ---------     --------                                 ----------

     Total operating costs         1,382,427        2,625                                  1,382,427
Income (loss) from operations         20,314       (2,625)                                    20,314

Other Costs and Expenses
   Interest Expense                  (72,928)      (2,545)       (2)        2,545           (72,928)
   Early extinguishment of
     debt                            (93,000)           -                                   (93,000)
                                   ---------     --------                                 ----------
Loss before taxes on income         (145,641)      (5,170)                                 (145,641)
Provision for taxes on income             -             -                                         -
                                   ---------     --------                                 ----------
Net loss                           $(145,641)    $ (5,170)                                $(145,641)

Basic and fully diluted
loss per common share              $ (0.0068)    $(0.0035)                                $ (0.0054)
                                   =========    =========                                 =========

Basic and fully diluted number
   of shares outstanding          21,470,171    2,345,000                                26,948,884
                                  ==========    =========                                ==========


                             See accompanying notes.

                                STRAINWISE, INC.

             Pro Forma Summary and Adjustments to the Balance Sheet
                          and Statements of Operations
                                   (Unaudited)

Summary


Share Exchange - We were incorporated in Colorado as a limited liability company on June 8, 2012, and subsequently converted to a Colorado corporation on January 16, 2014. At the time of our acquisition by FHGR (as explained above) we were privately held and had 83 shareholders. On August 19, 2014, we entered into an Agreement to Exchange Securities ("Share Exchange") with 4th Grade Films, Inc. ("FHGR"), a Utah Corporation, pursuant to which FHGR acquired approximately 90 % of our outstanding shares in exchange for 23,124,184 shares of FHGR's common stock.


As part of the Share Exchange, we paid $134,700 of FHGR's liabilities and purchased 1,038,000 shares of FHGR's common stock for $120,300 from two shareholders of FHGR. The 1,038,000 shares were returned to treasury and cancelled. FHGR also agreed to sell its rights to a motion picture, together with all related domestic and international distribution agreements, and all pre-production and other rights to the film, to a former officer and director of FHGR in consideration for the assumption by a shareholder of FHGR of all liabilities of FHGR (net of the $134,700 we paid) which were outstanding immediately prior to the closing of the transaction.


On September 12, 2014 FHGR acquired our remaining outstanding shares in exchange for the issuance of 2,517,000 shares of FHGR's common stock.

In September 2014 FHGR changed its name to Strainwise, Inc.

 The business combination will be accounted for as a reverse acquisition and recapitalization, using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction will be presented as a continuation of our company. Under reverse acquisition accounting, we are treated as the accounting parent (acquirer) and FGHR (parent) is treated as the accounting subsidiary (acquiree).


The unaudited pro forma condensed consolidated balance sheet and statement of operations reflects amounts as if the transaction had occurred on February 1, 2013.

The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the acquisition occurred as of January 31, 2014, nor is it indicative of future financial position or results of operations. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Transaction is consummated.


The pro forma adjustments are based upon available information and certain assumptions that we believeare reasonable under the circumstances. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and assumptions and our financial statements included elsewhere in this prospectus.


Pro forma adjustments:

1. To reflect the use of cash from Strainwise of $255,000 for (i) the payment of $120,300 to two shareholders of FHGR for the purchase and cancellation of 1,038,000 shares of FHGR, and (ii) the payment of $134,700 of FHGR's liabilities.


2. To reflect the (i) reclassification of the current period loss; (ii) reclassification of the accumulated deficit of FHGR; (iii) the reclassification of the amount attributed to the common stock of FHGR;
      (iv) the reclassification of residual cash of $28 of FHGR; and (v) residual amount of $4,619 payable to Shareholder in excess of the $134,700 payment due at the time of the actual completion of the reverse merger.

                                TABLE OF CONTENTS
                                                                         Page
PROSPECTUS SUMMARY ....................................................
RISK FACTORS ..........................................................
MARKET FOR OUR COMMON STOCK ...........................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.................................
BUSINESS...............................................................
MANAGEMENT ............................................................
PRINCIPAL SHAREHOLDERS.................................................
SELLING SHAREHOLDERS...................................................
DESCRIPTION OF SECURITIES..............................................
LEGAL PROCEEDINGS......................................................
INDEMNIFICATION .......................................................
AVAILABLE INFORMATION..................................................
FINANCIAL STATEMENTS...................................................

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.

            SEC Filing Fee                                       $ 1,330
            Blue Sky Fees and Expenses                             2,000
            Legal Fees and Expenses                               30,000
            Accounting Fees and Expenses                           5,000
            Miscellaneous                                          1,670
                                                                 -------
                         TOTAL                                   $40,000
                                                                 =======

   All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors The Utah Revised Business Corporation Act and our bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15. Recent Sales of Unregistered Securities.

      The following lists all sales of our securities during the past three years:

      On August 29, 2014, we acquired approximately 90% of the outstanding common stock of Strainwise, Inc., a Colorado corporation ("Strainwise Colorado"), in exchange for 23,214,184 shares of our common stock.

      On September 5, 2014 we acquired the remaining outstanding shares of Strainwise Colorado in exchange for the issuance of 2,517,000 shares of our common stock. In connection with this transaction:

o we issued 1,112,350 Series A warrants to former Strainwise Colorado shareholders in exchange for a like number of warrants held by the former Strainwise Colorado shareholders. The Series A warrants we issued have the same terms as the warrants exchanged by the former Strainwise Colorado shareholders (exercise price: $5.00 per share/expiration date: January 31, 2019).

o we issued 500,000 warrants to one non-affiliated person in exchange for a like number of warrants held by the former Strainwise Colorado warrant holder. The warrants we issued have the same terms as the warrants exchanged by the former Strainwise Colorado warrant holder (exercise price:
     $0.10 per share/expiration date: January 31, 2019).

      In connection with the issuance of these shares, we relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The persons who acquired these shares and warrants were sophisticated investors and were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. No commission was paid to any person in connection with the offer or sale of these securities.

      The following lists all sales of Strainwise, Inc.'s ("Strainwise Colorado") securities during the past three years.

      On January 16, 2014 Strainwise Colorado issued 20,430,000 shares of its common stock to Erin Phillips in consideration for the assignment to Strainwise Colorado of all of the outstanding membership interests in Strainwise, LLC.

      In January, 2014 Strainwise Colorado issued warrants to an unaffiliated person for services rendered. The warrants allow the holder to purchase up to 500,000 shares of Strainwise Colorado's common stock at a price of $0.10 per share at any time prior to January 31, 2019.

      In July, 2014 Strainwise Colorado issued 293,000 shares of its common stock to one person as a result of the conversion of a note in the principal amount of $200,000.

      Between March 15, 2014 and August 19, 2014 Strainwise Colorado sold 2,224,700 units, at a price of $1.00 per unit, to 81 private investors of whom 50 were accredited investors. Each unit consisted of one share of Strainwise Colorado's common stock and one warrant. Every two warrants entitle the holder to purchase one share of Strainwise Colorado's common stock at a price of $5.00 per share at any time prior to January 31, 2019.

      Strainwise Colorado relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") in connection with sale and issuance of these securities. The persons who acquired these securities were "sophisticated investors" and were provided full information regarding the business and operations of Strainwise Colorado. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing the shares of common stock and warrants will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. No commission was paid to any person in connection with the sale or issuance of these securities.

Item 16. Exhibits

      The following exhibits are filed with this Registration Statement:

Exhibit
Number      Description of Exhibit

2.1         Agreement to Exchange Securities with Strainwise, Inc. (2)

2.2         Plan of Merger (3)

3.1(a) Articles of Incorporation (1)

3.1(b)      Articles of Amendment dated July 21, 2004 (1)

3.1 (c)     Amendment to Articles of Incorporation dated September 5, 2014 (3)

3.3         Bylaws (1)

5           Hart & Hart Legal Opinion (3)

10.1        Exchange Option (3)

10.2        Custer Lease (2)

10.3        51st Ave. Lease (2)

10.4        Nome Lease (2)


10.4.1      Amendment to Nome Lease


10.5        32nd Ave. Lease (2)


10.6 Form of Master Service Agreement, together with schedule required by Instruction 2 to Item 601(a) of Regulation S-K. (4)

10.7 Lock-Up/Leak-Out Agreements, together with schedule required by Instruction 2 to Item 601(a) of Regulation S-K. (3)

10.8        Non-Disclosure/Non-Compete Agreements (3)


10.9        Bryant Street Lease (4)

10.10       Loan Agreement/Randall Taylor (4)

10.11 Promissory Note, Deed of Trust and Security Agreements 5110 Race Street Property (4)

21          Subsidiaries (3)

23.1        Consent of Attorneys (3)

23.2        Consent of Accountants

(1) Incorporated by reference to the same exhibit filed with the Company's amended registration statement on Form 10-SB filed on October 29, 2007.

(2) Incorporated by reference to the same exhibit filed with the Company's 8-K report filed on August 21, 2014.

(3)  Filed with initial registration statement.

(4)   Filed with Amendment No. 1 to this Registration Statement.


Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

        (ii)To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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      (4) That, for the purpose of determining liability under the Securities
Act of 1933 to any purchaser:

        (i) If the registrant is relying on Rule 430B:

         (A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

         (B)Each prospectus required to be filed pursuant to Rule 424(b)(2),
      (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
      (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (ii)If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The  undersigned  registrant  undertakes  that  in a  primary  offering  of
securities  of  the  undersigned   registrant   pursuant  to  this  registration




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statement,  regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 11th day of December, 2014.


                                    STRAINWISE, INC.


                                    By:/s/ Shawn Phillips
                                       ------------------------------------
                                       Shawn Phillips, Chief Executive Officer


       In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                        Date


/s/ Shawn Phillips               Chief Executive Officer     December 11, 2014
----------------------           and a Director
Shawn Phillips


/s/ Erin Phillips                Chief Financial and         December 11, 2014
----------------------           Accounting Officer
Erin Phillips                    and a Director




/s/ David Modica                    Director                 December 11, 2014
----------------------
David Modica




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                                STRAINWISE, INC.

                                    FORM S-1


                                    EXHIBITS